UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Tenet Healthcare Corporation

(Name of Registrant as Specified in Its Charter)

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2015 PROXY STATEMENT

Notice of Annual Meeting of Shareholders

of Tenet Healthcare Corporation

to be held on Thursday, May 7, 2015,

8:00 a.m. Central time, at:

The Fairmont Dallas Hotel

1717 North Akard Street

Dallas, Texas 75201

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 7, 2015

March 27, 2015

To Our Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, May 7, 2015, at 8:00 a.m. Central time at The Fairmont Dallas Hotel, 1717 North Akard Street, Dallas, Texas, for the following purposes:

1.	To elect the ten directors named in the accompanying Proxy Statement for terms of one year each;

2.	To vote on an advisory basis to approve the company’s executive compensation;

3.	To ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2015; and

4.	To transact any other business that properly comes before the meeting or any adjournment or postponement.

Only shareholders of record of our common stock at the close of business on March 11, 2015 are entitled to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the “General Information” section of the accompanying Proxy Statement and on both the Notice of Internet Availability of Proxy Materials and proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the “General Information” section of the Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

/s/ Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 7, 2015

The accompanying Proxy Statement and proxy card, as well as our Annual Report on

Form 10-K for the year ended December 31, 2014, are available at www.proxyvote.com.

Dear Tenet Shareholders,

2014 was a very good year for Tenet, during which we generated strong financial results and continued to expand our business. Our focus on four key strategies is strengthening Tenet’s position in a rapidly changing healthcare environment: being a value-based healthcare provider; building leading positions in our markets; investing in faster-growing, higher-margin businesses; and innovating with new care models and payer arrangements.

Solid performance throughout the year was underscored by fourth quarter EBITDA that was our strongest in more than a decade. We generated full-year 2014 adjusted EBITDA of $1.952 billion, exceeding the high end of our expectations. This was driven by record volume growth in our hospitals. Significant growth in both our outpatient and Conifer businesses also contributed to our broad-based success.

We realized the benefits of our strategies to ensure our hospitals, outpatient centers and physicians were well-positioned within the networks of new exchange-based health plans offered under the Patient Protection and Affordable Care Act (ACA), as well as from our initiatives to drive enrollment. These strategies helped our hospitals capture market share among newly insured residents in their communities and reduce uncompensated care costs. This was further supported by our Path to Health enrollment outreach program, which we continued through the 2015 enrollment period.

While coverage expansion contributed to our success in 2014, it is important to note that the majority of our volume growth was not related to the ACA. Approximately 60% was created by key business strategies, such as service line investments and strong relationships with traditional commercial payer networks. This further demonstrates the strength of our core business and that our strategies are successfully driving growth and gains in market share.

We achieved synergies from the 2013 acquisition of Vanguard Health Systems that exceeded our original expectations. We are also realizing significant benefits from the complementary expertise and operational strategies added by Vanguard, especially in acquisition and development, market-level operations management and performance improvement.

There is a substantial opportunity to further expand our market presence and the scope of our services through innovative partnerships, which allow us to realize all of the strategic benefits of an acquisition at a much lower capital commitment. We recently announced a letter of intent to partner with Baptist Health System in Birmingham, creating a network of five hospitals and more than 70 primary and specialty care locations that will significantly enhance our ability to offer innovative care models and population health management in Central Alabama. Our proposed agreement with Dignity Health and Ascension Health to acquire three hospitals in Tucson is an excellent example of how joint ventures can provide the opportunity to enter new markets as well.

The investments we are making in faster-growing, higher-margin businesses are providing a significant boost to Tenet’s growth. Conifer delivered exceptional performance in 2014, exiting the year at a $1.3 billion annualized revenue run-rate. Conifer has established itself as an industry leader in revenue cycle management services for both acute care and physician practice settings, and its patient communications and engagement and value-based care business lines are also providing exciting growth prospects. Conifer further enhanced its position in 2014 through the acquisition of SPi Healthcare, a company that specializes in revenue cycle services for physician practices. Conifer has a growing roster of approximately 800 clients in more than 40 states, providing revenue cycle and care coordination services that touch more than 20 million patients each year.

On March 23, 2015, as this letter was going to print, we announced a joint venture with United Surgical Partners International (USPI) and Welsh, Carson, Anderson & Stowe to create the industry’s leading ambulatory surgery company, with 244 ambulatory surgery centers, 16 short-stay surgical hospitals and 20 imaging centers in 29 states. We will initially own 50.1 percent of the joint venture with a clear path to full ownership by 2020. This transformational transaction will substantially accelerate our outpatient strategy as well as our efforts to form more innovative partnerships to improve the quality of care and increase value.

The resulting business, which will operate under the USPI name, will have partnerships with 50 premier not-for-profit health systems. It significantly enhances Tenet’s growth and profitability potential.

We also announced the acquisition from Welsh Carson of Aspen Healthcare, the legacy international operations of USPI, which enables us to establish a presence in the attractive United Kingdom market. Aspen has nine short-stay surgery hospitals and clinics with a strong track record of performance. We expect the business to drive additional robust growth in the future.

Tenet has made significant progress in its transformation from a regional operator of hospitals into a diversified healthcare services company. In 2015, we will continue to focus on our four key strategies for driving growth. Successful execution of these strategies will enable us to capture additional benefits from the prominent trends currently playing out in the healthcare industry, including the movement to lower-cost settings, the rising role of consumer decision-making, advances in clinical technology and an increasing focus on new reimbursement models.

The dedication, energy and creativity of the 110,000 individuals who work in our hospitals, outpatient centers, physician practices and administrative offices, as well as at Conifer Health Solutions and our health plan subsidiaries, are the primary reasons for our success. We are committed to delivering long-term, sustainable value to our shareholders and are grateful for their support. The future is bright for Tenet, and we are optimistic about the opportunities that lie ahead.

Sincerely,

Trevor Fetter

President and Chief Executive Officer

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014 before you vote.

2015 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, May 7, 2015, at 8:00 a.m. Central Time

Place:

The Fairmont Dallas Hotel

1717 North Akard Street

Dallas, Texas 75201

Record Date:

March 11, 2015

Information:

This Proxy Statement, the proxy card and our Annual Report on Form 10-K are available at www.proxyvote.com

VOTING MATTERS AND BOARD RECOMMENDATIONS

Management Proposals	Board’s Recommendation	Page
Election of Ten Director Nominees (Proposal 1)	FOR all Director Nominees	7
Advisory Approval of Company’s Executive Compensation (Proposal 2)	FOR	70
Ratify Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2015 (Proposal 3)	FOR	71

CORPORATE GOVERNANCE OVERVIEW

  Our Corporate Governance Policies Reflect Best Practices

•	Annual election of directors

•	Majority voting and director resignation policy for directors in uncontested elections

•	Board oversight of political contributions

•	Executive sessions of independent directors held at each regularly scheduled Board and committee meeting

•	Pledging and hedging of Tenet stock is prohibited

•	Director stock ownership and retention requirements

•	Board actively engages with shareholders

•	Two-thirds of directors must be independent
•	Board must have independent Chairman or a Lead Director with well-defined responsibilities, including:

•	chairing executive sessions of the Board

•	serving as liaison between the independent directors and the Chairman

•	approving the information sent to the Board and meeting agendas and schedules

•	having the authority to call meetings of the independent directors

•	representing the Board in meetings with investors, legislators, regulators and other government officials

Tenet 2015 Proxy Statement	1

PROXY STATEMENT SUMMARY (CONTINUED)

  2014-2015 Board Practice Highlights

•	Average board meeting attendance of 98% during 2014

•	90% of directors, including Chairman, are independent

•	30% of directors are women and 20% are African-American

•	Independent directors met in executive session more than ten times in 2014
•	Board, with assistance of independent adviser, conducted a comprehensive self-evaluation and director performance assessment in early 2015

•	All directors in compliance with stock ownership and retention requirements

•	Independent directors held discussions with numerous large shareholders in 2014

•	Four audit committee financial experts serving on Audit Committee

EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to promote prudent pay practices that support pay-for-performance principles and do not encourage undue risk-taking

The objectives of our executive compensation program are to provide reasonable, competitive compensation that enables us to attract and retain talented executive officers, reward superior performance, and align the interests of management with those of our shareholders. Our executive compensation program is also designed to mitigate risk while responsibly incentivizing superior performance and providing market-median compensation for the achievement of target performance goals. A substantial majority of the compensation granted to our Named Executive Officers is contingent upon our meeting performance goals and/or increasing shareholder value, and our performance-based long-term incentive plans are specifically designed to link the economic interests of our Named Executive Officers with sustainable increases in shareholder value.

All decisions regarding the compensation of our Named Executive Officers are made solely by our independent Compensation Committee. The Compensation Committee approves performance targets for our compensation plans at the beginning of each year. These performance targets are derived from or correlate to the rigorous performance goals in the company’s annual business plan, which is prepared by the company and approved by the Board of Directors.

  Our Executive Compensation Program Incorporates Best Governance Practices

•	No Employment Agreements

•	No Excise Tax Gross-Ups

•	No Single Trigger Change of Control Benefits

•	Annual and Long-Term Incentive Programs with a Mix of Financial and Operational Performance Goals

•	Performance Goals and Periods Designed to Help Mitigate Compensation-Based Risk
•	Clawback Provisions Apply to Awards under our Annual Incentive Plan

•	Robust Stock Ownership and Retention Requirements for Senior Officers

•	Officers Prohibited from Pledging or Hedging Tenet Stock

2	Tenet 2015 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

At our 2014 annual meeting of shareholders, Tenet again received strong support for its executive compensation program with more than 92% of votes cast (excluding abstentions) approving our say-on-pay proposal. As in prior years, the Compensation Committee discussed the results of the annual advisory vote in connection with its review of 2014 compensation decisions. The Committee continues to believe that the company’s current pay-for-performance philosophy is in the best interest of the company and its shareholders and did not make any specific changes to our executive officer compensation program in response to the vote.

Please see the “Compensation Discussion and Analysis” beginning on page 31 for a detailed description of our executive compensation program.

Tenet 2015 Proxy Statement	3

GENERAL INFORMATION

The Board of Directors of Tenet Healthcare Corporation is requesting your proxy for use at the Annual Meeting of Shareholders to be held at The Fairmont Dallas Hotel, 1717 North Akard Street, Dallas, Texas at 8:00 a.m. Central time on Thursday, May 7, 2015, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Notice of Internet Availability of Proxy Materials

Under Securities and Exchange Commission (“SEC”) rules, we have elected to make our proxy materials available to the majority of our shareholders over the Internet rather than mailing paper copies of those materials to each shareholder. On March 27, 2015, we mailed to the majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) directing shareholders to a website where they can access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014 and view instructions on how to vote via the Internet or by telephone. If you received the Notice of Internet Availability only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice of Internet Availability to request that a paper copy be mailed to you. Shareholders who do not receive the Notice of Internet Availability will receive a paper or electronic copy of our proxy materials. This Proxy Statement and related proxy materials are being mailed or made available to shareholders on or about March 27, 2015.

Who Can Vote

Only shareholders of record of our common stock at the close of business on March 11, 2015, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 99,153,666 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Voting Information

You may vote in one of the following ways:

By Telephone or on the Internet. You may vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m.

4	Tenet 2015 Proxy Statement

GENERAL INFORMATION (CONTINUED)

Eastern time on May 6, 2015. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. You also may choose to vote on the Internet. The website for Internet voting is noted on your proxy card or your Notice of Internet Availability. Internet voting also is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 6, 2015. As with telephone voting, you may confirm that your instructions have been properly recorded.

By Mail. If you received a paper copy of the proxy card by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

Shares must be voted either in person, by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning a Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares of our common stock are held by a broker in street name, under the rules of the New York Stock Exchange (“NYSE”) your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors and an advisory vote to approve executive compensation.

Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

The presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. There are different vote requirements for the various proposals:

•	The ten nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will not count as votes cast either for or against a nominee.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal:

•	advisory approval of the company’s executive compensation (Proposal 2); and

•	ratification of the selection of independent registered public accountants (Proposal 3).

Abstentions will not be counted either for or against these proposals and therefore will have no effect on the approval of the proposals.

Tenet 2015 Proxy Statement	5

GENERAL INFORMATION (CONTINUED)

Attending the Annual Meeting

Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present government issued photo identification, such as a driver’s license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you will also need to bring a copy of your brokerage statement reflecting your share ownership as of March 11, 2015. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $25,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone, fax or e-mail by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

We may send a single Notice of Internet Availability or set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the Notice of Internet Availability or other proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

Shareholder of Record. If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by e-mail at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owner. If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

6	Tenet 2015 Proxy Statement

PROPOSAL 1–ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Tenet’s Board of Directors is elected annually by the shareholders. Our nominees for the election of directors include nine independent directors and our President and Chief Executive Officer. At the recommendation of our Nominating and Corporate Governance Committee (“Governance Committee”), our Board has selected the nominees listed below to serve as directors until the next annual meeting, or until their successors are elected or appointed. Each of the nominees listed below, other than Dr. Lewis-Hall and Ms. Romo, was last elected by the company’s shareholders at the 2014 Annual Meeting of Shareholders. For information regarding factors considered in selecting these nominees, see “Selection Process for Nominees” below.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each director nominee is currently serving on the Board. If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast “against” his or her election than votes “for” his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee’s recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director’s resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board.

Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

Director Changes in 2014 and 2015

The membership of our Board of Directors has undergone several changes in recent months:

•

On December 4, 2014, the Board elected Freda C. Lewis-Hall, M.D. as an independent member of the Board. In February 2015, Dr. Lewis-Hall was appointed to the Governance Committee and Quality, Compliance and Ethics Committee.

•

Effective as of December 31, 2014, John Ellis “Jeb” Bush resigned from the Board of Directors. Mr. Bush served as an independent director and a member of the Governance Committee and Quality, Compliance and Ethics Committee since 2007.

•	On March 12, 2015, the Board elected Tammy Romo as an independent member of the Board and a member of the Audit Committee and the Governance Committee.

In his role as director, Mr. Bush made many significant and long-lasting contributions to Tenet and its shareholders and the Board benefited greatly from Mr. Bush’s extensive background in government service, his perspectives on public policy and social issues and his experience as a business leader. We are grateful for his leadership and guidance during his nearly eight year tenure.

The Board and the Governance Committee consistently seek to identity new directors in order to bring fresh perspectives to the Board. The Board appointed Dr. Lewis-Hall because, among other things, it believes that

Tenet 2015 Proxy Statement	7

PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

her perspectives as a medical doctor are important in a healthcare company in terms of assisting the Board in monitoring the quality of care, relations with physicians and nurses and the achievement of the company’s common mission: to help people live happier, healthier lives. The Board also believed that Dr. Lewis-Hall’s experience in a related healthcare business (pharmaceuticals) would provide important insights in the company’s business.

The Board nominated Ms. Romo because, among other things, it believed that her perspectives as chief financial officer of an S&P 500 corporation would add important skills and perspective critical to the Board’s oversight of the company’s business plans, corporate financings and relationships with investors. The Board noted that the transportation sector in which Ms. Romo serves shares a number of common elements to the healthcare sector companies, such as being a capital intensive business, operating in a regulated and consumer- and safety-oriented environment, and having a large, diversified workforce.

The resignation of Mr. Bush and the appointment of the two new directors has reduced the average tenure of the independent directors on our Board from approximately ten years to approximately eight years. One director, with a current tenure of 11 years, is scheduled to retire at the Company’s annual meeting in 2017. The new composition of the board also reflects its commitment to diversity: four of the ten board members are women and two board members are African-American.

8	Tenet 2015 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

The Board recommends that you vote “FOR” the election of each of the following nominees.

Trevor Fetter        Age: 55        Director Since: September 2003

Mr. Fetter was named Tenet’s President in November 2002 and was appointed Chief Executive Officer in September 2003. From March 2000 to November 2002, Mr. Fetter was chairman and chief executive officer of Broadlane, Inc. From October 1995 to February 2000, he served in several senior management positions at Tenet, including Chief Financial Officer. Mr. Fetter began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services for the healthcare and other industries. Mr. Fetter holds a bachelor’s degree in economics from Stanford University and an M.B.A. from Harvard Business School. He is a member of the board of directors of one other public company, The Hartford Financial Services Group, Inc.

Tenet Committees:

•  Executive

Brenda J. Gaines        Age: 65        Director Since: March 2005

Ms. Gaines served as president and chief executive officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as president of Diners Club, the nation’s oldest credit card company, from 1999 to 2002 and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Commissioner of Housing and Deputy Chief of Staff to the Mayor. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her master’s degree in public administration from Roosevelt University in Chicago. She currently serves on the board of directors of two other public companies, AGL Resources Inc. and Federal National Mortgage Association (Fannie Mae), and she formerly served as a director of NICOR Inc. and Office Depot, Inc. In 2011 and 2012, Ms. Gaines was named by the National Association of Corporate Directors as a Directorship 100 honoree.

Tenet Committees:

•  Compensation

•  Quality, Compliance and Ethics

Karen M. Garrison        Age: 66        Director Since: March 2005

Ms. Garrison served as president of Pitney Bowes Business Services, a business services company and a division of Pitney Bowes Inc., from 1999 until her retirement in 2004. From 1978 to 1999, she held a number of senior management positions at Pitney Bowes and Dictaphone Corporation (then a subsidiary of Pitney Bowes), including vice president of operations and vice president of finance and chief financial officer. Ms. Garrison received her bachelor of science degree in accounting from Rollins College and her M.B.A. from the Florida Institute of Technology. She currently serves on the board of directors of two other public companies, Kaman Corporation and SP Plus Corporation.

Tenet Committees:

•  Nominating and Corporate Governance (Chair)

•  Audit

•  Executive

Tenet 2015 Proxy Statement	9

PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

Edward A. Kangas        Age: 70        Director Since: April 2003

(elected Chairman July 2003)

Mr. Kangas served as global chairman and chief executive officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and chief executive officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas. He currently serves as a director of four other public companies, Hovnanian Enterprises, Inc., Intelsat S.A., Intuit Inc. and United Technologies Corporation, and he formerly served as a director of Allscripts Healthcare Solutions, Inc. and Eclipsys Corporation. In addition, he is a past chairman of the board of the National Multiple Sclerosis Society, and currently serves as a trustee of the Committee for Economic Development. He is also a member of Beta Gamma Sigma Directors’ Table and a life trustee of the board of trustees of the Kansas University Endowment Association. In 2010, Mr. Kangas was named by the National Association of Corporate Directors to its Directors Hall of Fame.

Tenet Committees:

•  Compensation (Chair)

•  Executive (Chair)

•  Health IT

•  Quality, Compliance and Ethics

J. Robert Kerrey        Age: 71        Director Since: November 2012

(prior service as director from March 2001 to March 2012)

Mr. Kerrey is a former governor and U.S. Senator from Nebraska. He has served as managing director at Allen & Company, an investment banking firm, since January 2014. He also has served as executive chairman of The Minerva Institute for Research and Scholarship, a non-profit institute that aims to offer exceptional educational experiences to students and advance faculty research, since January 2013. Between January 2011 and February 2013 Mr. Kerrey was President Emeritus of The New School University in New York City, and from 2001 to 2010, he served as president of The New School University. From July 2011 to March 2012, he served as the chairman of M & F Worldwide Education Holdings, a provider of business and home office, technology, data management and education products and services. From January 1989 to December 2000, he served as a U.S. Senator from the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. A former member of the elite Navy SEAL Team, Mr. Kerrey is a highly decorated Vietnam veteran who was awarded the Congressional Medal of Honor – America’s highest military honor. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska. He currently serves as a director of two other public companies, Chart Acquisition Corp. and U.S. Rare Earths, Inc., and he formerly served as a director of Genworth Financial, Inc., Jones Apparel Group, Inc. and Scientific Games Corporation.

Tenet Committees:

•  Audit

•  Compensation

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PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

Freda C. Lewis-Hall        Age: 60        Director Since: December 2014

Dr. Lewis-Hall leads the division of Pfizer Inc. responsible for ensuring the safe, effective and appropriate use of Pfizer’s products. She has served as the executive vice president and chief medical officer of Pfizer Inc. since December 2010 and was Pfizer’s senior vice president and chief medical officer from May 2009 until December 2010. Prior to joining the biopharmaceutical industry, she served as vice chairperson and associate professor of the Department of Psychiatry at Howard University College of Medicine and an advisor to the National Institute of Mental Health. She is a Distinguished Fellow of the American Psychiatric Association and serves on the Board of Governors for the Patient-Centered Outcomes Research Institute, as a member of the National Center for Advancing Translational Sciences (NCATS) Advisory Council of the National Institutes of Health, and as chair of NCATS’ Cures Acceleration Network Review Board. She also serves on the Board of Trustees of Save the Children, the Harvard Medical School Board of Fellows and The Institute of Medicine’s Forum on Drug Discovery, Development and Translation. Dr. Lewis-Hall earned her undergraduate degree at The Johns Hopkins University and her medical degree from Howard University College of Medicine.

Tenet Committees:

•  Nominating and Corporate Governance

•  Quality, Compliance and Ethics

Richard R. Pettingill        Age: 66        Director Since: March 2004

Mr. Pettingill served as president and chief executive officer of Allina Hospitals and Clinics, a network of healthcare providers in Minneapolis, Minnesota, from 2002 until his retirement in 2009. While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as executive vice president and chief operating officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as president and chief executive officer of Camino Healthcare. He serves on the board of directors of two other public companies, Accuray Incorporated and Hanger Inc., and he formerly served as a director of MAKO Surgical Corp. Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He was a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.

Tenet Committees:

•  Quality, Compliance and Ethics (Chair)

•  Compensation

•  Executive

•  Health IT

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PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

Ronald A. Rittenmeyer        Age: 67        Director Since: June 2010

Mr. Rittenmeyer served as the chairman, president and chief executive officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, from 2011 until his retirement in 2014. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including chairman and chief executive officer from 2007 to 2008, president from 2006 to 2008, chief operating officer from 2005 to 2007 and executive vice president, global service delivery from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as chairman, chief executive officer and president of Safety-Kleen Corp. from 2001 to 2004. Among his other leadership roles, Mr. Rittenmeyer served as chief executive officer and president of AmeriServe Food Distribution Inc. from 2000 to 2001, chairman, chief executive officer and president of RailTex, Inc. from 1998 to 2000, president and chief operating officer of Ryder TRS, Inc. from 1997 to 1998, president and chief operating officer of Merisel, Inc. from 1995 to 1996 and chief operating officer of Burlington Northern Railroad Co. from 1994 to 1995. Mr. Rittenmeyer received his bachelor in science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University. He currently serves on the board of directors of two other public companies: American International Group, Inc. (AIG) and IMS Health Holdings, Inc. He also serves as chairman of the U.S. Army War College Board of Visitors and as a member of the executive board of Southern Methodist University’s Cox School of Business.

Tenet Committees:

•  Health IT (Chair)

•  Audit

•  Compensation

•  Executive

Tammy Romo        Age: 52        Director Since: March 2015

Ms. Romo has served as senior vice president finance & chief financial officer of Southwest Airlines Co. since September 2012. She is responsible for Southwest Airlines’ strategic planning and overall finance activities, including reporting, accounting, investor relations, treasury, tax, and financial planning and analysis. Ms. Romo previously served in a number of financial management and leadership positions at Southwest Airlines, including senior vice president of planning, vice president and controller, vice president and treasurer, and senior director of investor relations. Before joining Southwest Airlines in 1991, Ms. Romo was an audit manager at Coopers & Lybrand, LLP. Ms. Romo is currently a member of the Accounting Advisory Council at the McCombs School of Business at the University of Texas at Austin. She received a B.B.A. in accounting from the University of Texas at Austin, and she is a Certified Public Accountant in the State of Texas.

Tenet Committees:

•  Audit

•  Nominating and Corporate Governance

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PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

James A. Unruh        Age: 74        Director Since: June 2004

Mr. Unruh has served as principal of Alerion Capital Group LLC, a private equity firm, since 1998. Prior to founding Alerion, Mr. Unruh was the chairman, president and chief executive officer of Unisys Corporation from 1990 until 1997. Before being named chief executive officer, Mr. Unruh held a number of senior management positions at Unisys and its predecessor corporation, Burroughs Corporation. Mr. Unruh received his bachelor’s degree in business administration from Jamestown College and his M.B.A. from the University of Denver. He currently serves on the board of directors of two other public companies, CSG Systems International, Inc. and Prudential Financial, Inc., and he formerly served as a director of CenturyLink, Inc. and Qwest Communications International. In addition, he serves as a director of various privately held companies in connection with his position at Alerion Capital and as chairman of the Board of Trustees of Jamestown College.

Tenet Committees:

•  Audit (Chair)

•  Executive

•  Health IT

•  Nominating and Corporate Governance

Selection Process for Nominees

Under our Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual meeting. The Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and our shareholders. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at our offices in Dallas, Texas, or by e-mail to boardofdirectors@tenethealth.com.

In February 2015, the Governance Committee met to consider potential nominees to the Board. As part of this process, the Governance Committee reviewed the composition of the Board as a whole, including the balance of business backgrounds, qualifications, technical skills, and other qualities represented on the Board. The Governance Committee also reviewed and discussed our Board’s current leadership and other needs. Based on this review, the Governance Committee concluded, in light of our current structure and operations, that the following criteria best represented the qualities required for Board service:

•	professionalism, integrity and commitment to our core ethical and other values;

•

current or past service as the chief executive officer, chief financial officer, chief operating officer or other senior officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization;

•

expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies, and/or expertise in other areas enhancing the Board’s performance;

•	experience in the healthcare industry or other relevant industry experience;

•	government, regulatory and public relations experience;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the degree to which the individual’s skills complement those of other directors and potential directors;

•	diversity of viewpoint, background, experience and other demographics; and/or

•	familiarity with the communities in which we do business.

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PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

The Governance Committee also reviewed updated biographical information for each incumbent director, information relating to changes in professional status, independence and other professional commitments, as well as input derived from the Board’s annual self-evaluation process with respect to each individual director’s performance on the Board. The Governance Committee reviewed and discussed each incumbent director’s commitments relative to other public company boards, including any related issues relevant to the director’s candidacy. As part of the February 2015 review, the Governance Committee also reviewed the Ms. Romo’s qualifications and other information related to her potential appointment to the Board of Directors and ultimately recommended to the full Board that Ms. Romo be appointed as a new independent director. The Board then acted on the recommendation in March 2015 by increasing the size of the Board and appointing Ms. Romo to the Board and to serve on the Audit Committee and the Governance Committee.

Based on the reviews described above, the Governance Committee concluded that each of the nominees possesses the experience, skills and other characteristics best suited to meet the needs of the Board and the company in light of our current business and operating environment. Specifically, the Committee noted the following:

Executive Leadership Experience

Each of our nominees has served in a senior leadership role within a large, complex organization. In particular, two of our nominees have served as the chief executive officers of major healthcare services organizations – Mr. Fetter (Tenet) and Mr. Pettingill (Allina Hospitals and Clinics). Three of the nominees have served as the chief executive officers of S&P 500 corporations – Mr. Fetter (Tenet), Mr. Rittenmeyer (EDS) and Mr. Unruh (Unisys). One of our nominees has served as both a Governor and a member of the U.S. Senate – Mr. Kerrey (Former Governor and Senator from Nebraska). One of our nominees (Ms. Romo) currently serves as the Chief Financial Officer of an S&P 500 corporation (Southwest Airlines), and three of our nominees have served as the senior officer of major business units or divisions of S&P 500 corporations – Ms. Gaines (Diners Club North America), Ms. Garrison (Pitney Bowes Business Services) and Dr. Lewis-Hall (Pfizer Medical). One of our nominees (Mr. Kangas), who also serves as the Chairman of our Board, served as the chairman and chief executive officer of an international public accounting and consulting firm (Deloitte Touche Tohmatsu).

The Board believes that our nominees’ experience as senior executives in large complex public, private, government and academic organizations enables them to better oversee the management of the company, including its business and financial matters, corporate governance and compliance programs, governmental relations, investor and public communications, labor management relations and regulatory matters.

Mix of Business Sector and Other Experience

The Governance Committee determined that the mix of business and other backgrounds of the nominees is desirable in light of our current business operations and structure.

Healthcare Industry. Three of our nominees have direct experience in the healthcare industry.

•	Mr. Fetter, who serves as our President and Chief Executive Officer, has held senior leadership positions in the healthcare industry for nearly twenty years (Tenet and Broadlane).

•

Dr. Lewis-Hall, Pfizer’s executive vice president and chief medical officer has served as a pharmaceutical executive for nearly 20 years (Pfizer, Vertex Pharmaceuticals, Bristol-Myers Squibb Company, Pharmacia Corporation, and Eli Lilly and Company). During her career as a practicing psychiatrist, Dr. Lewis-Hall became well known for her work on the effects of mental illness on families and communities, and on issues of health care disparities. She is a Distinguished Fellow of the American Psychiatric Association and serves on numerous other healthcare-related boards and committees. She earned degrees from The Johns Hopkins University and Howard University College of Medicine.

•

Mr. Pettingill, the Chair of the Quality, Compliance and Ethics Committee, has over 40 years of experience in executive leadership roles in the healthcare industry (Allina Hospitals and Clinics, Kaiser Foundation Health Plans and Hospitals, Camino Healthcare). Following his retirement as president and

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PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

chief executive officer of Allina Hospitals and Clinics, he completed academic work on public health policy issues as a 2010 Senior Fellow in the Advanced Leadership Initiative program at Harvard University.

Accounting and Finance. Seven of our nominees have extensive experience in accounting and financial matters derived through their executive leadership roles in the public and private sector. In particular:

•

Mr. Fetter has served as a chief financial officer in the healthcare and entertainment sectors (Tenet, Metro-Goldwyn-Mayer). He began his career with Merrill Lynch Capital Markets, where he concentrated on corporate finance and advisory services. He holds an advanced degree in business administration.

•

Ms. Gaines was the chief executive officer of Diners Club North America, a major business unit of Citigroup. She has a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), a background that provides the Board with a perspective on patient billing systems and accounts receivable collections. Ms. Gaines holds an advanced degree in public administration.

•

Ms. Garrison, who serves on our Audit Committee, has previously served as the president of a major business unit of Pitney Bowes Inc. (Pitney Bowes Business Services), an S&P 500 corporation, and holds an advanced degree in business administration. She has extensive experience in business reorganizations and restructurings.

•

Mr. Kangas, the Chairman of our Board, served as chairman and chief executive officer of Deloitte Touche Tohmatsu, a major international public accounting and consulting firm. In that role, he acquired significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters. Mr. Kangas holds advanced degrees in business administration.

•

Mr. Kerrey, who serves on our Audit Committee, has an extensive background in finance and public policy derived from his service at the investment banking firm Allen & Company and as a member of the U.S. Senate and as a state Governor. In addition, Mr. Kerrey has served as the president of a major university and has held senior executive positions with a number of corporations and foundations operating in the private education sector.

•

Mr. Rittenmeyer, who serves on our Audit Committee, served as chairman, president and chief executive officer of Expert Global Solutions, Inc. until July 2014 and is a former chairman, president and chief executive officer of EDS. He holds an advanced degree in business administration.

•

Ms. Romo, who serves on our Audit Committee, currently serves as Senior Vice President Finance & Chief Financial Officer of Southwest Airlines Co., an S&P 500 corporation, where she is responsible for the airline’s strategic planning and overall finance activities including reporting, accounting, investor relations, treasury, tax and financial planning and analysis. She holds a degree in accounting and is a Certified Public Accountant in the State of Texas.

•

Mr. Unruh, the Chair of our Audit Committee, has extensive experience in accounting and financial matters in public and private companies. He is a former chairman, president and chief executive officer of Unisys Corporation and he has served as chief financial officer of three public companies (Burroughs, Fairchild Camera and Instrument Corporation, Memorex Corporation). In addition, he currently serves as a principal of a private equity firm (Alerion Capital Group).

Public Sector. Mr. Kerrey has 18 years of experience in the public sector as a former U.S. Senator and Governor of Nebraska. The Governance Committee believes that Mr. Kerrey’s experience in government is particularly relevant in light of the highly regulated nature of the healthcare sector.

Technology and Manufacturing Sectors. Three of our nominees have extensive experience in the technology and manufacturing sectors, industry segments that we believe add diversity of perspective and other benefits to our Board. In particular:

•

Ms. Garrison, who served as the president of Pitney Bowes Business Services, has extensive experience in business reorganizations and restructurings, as well as crisis management. In particular, Ms. Garrison

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PROPOSAL 1—ELECTION OF DIRECTORS (CONTINUED)

led a team of Pitney Bowes executives in managing the dislocation of personnel and business services following the September 11, 2001 terrorist attacks against the United States.

•

Mr. Rittenmeyer served as the chief executive officer of EDS, a major information technology outsourcing corporation. The Governance Committee believes that Mr. Rittenmeyer’s knowledge and experience in the information technology industry is particularly valuable in the healthcare sector, which is undertaking significant capital investments in new information technology systems to meet the requirements of federal health laws.

•

Mr. Unruh served as the chief executive officer of Unisys Corporation, a major computer services corporation, experience the Governance Committee believes is valuable given the company’s ongoing significant capital investments in new health information technology systems.

Personal Qualities and Diversity. The Governance Committee believes that effective boards require teamwork. In addition, the Governance Committee believes that it is critical to identify candidates with demonstrated commitment to professionalism and integrity. Based on the Board’s annual self-evaluation process, the Governance Committee determined that each nominee embodies these personal characteristics. In particular, the Governance Committee noted that each nominee has demonstrated an ability to work effectively with other directors and management, provide candid and direct feedback, and work constructively to bridge diverse viewpoints and reach a consensus. Our Board includes a balanced regional representation of our country, including nominees from each region in which we conduct business. Additionally, the Board considers a mix of backgrounds and skills essential to its diverse composition. Our Board currently includes individuals of differing ages, races and genders.

Special Considerations Regarding Service on Other Boards. Under our Corporate Governance Principles, nominees must seek approval prior to serving on another public company’s board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve to three in addition to our Board (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). The Chair of the Governance Committee may waive the three board limit for a non-CEO director upon a showing that additional board service would not impair the director’s service on our Board. In evaluating a waiver request, factors considered include the board committees the director serves on at Tenet and at other public companies and whether the other company has a non-calendar year fiscal period which would not overlap with Tenet’s. The Governance Committee also reviews the public companies on which nominees serve to identify any special issues that might require further analysis.

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CURRENT EXECUTIVE OFFICERS

The following section sets forth information about our current executive officers, each of whom was an executive officer as of December 31, 2014:

Name	Title	Age
Trevor Fetter	President and Chief Executive Officer	55
Daniel J. Cancelmi	Chief Financial Officer	52
Keith B. Pitts	Vice Chairman	57
Britt T. Reynolds	President of Hospital Operations	49
Audrey T. Andrews	Senior Vice President and General Counsel	48

Mr. Fetter’s background is discussed above on page 9.

Mr. Cancelmi was appointed Tenet’s Chief Financial Officer in September 2012. He previously served as Senior Vice President from April 2009, Principal Accounting Officer from April 2007 and Controller from September 2004. Mr. Cancelmi was a Vice President and Assistant Controller at Tenet from September 1999 until his promotion to Controller. He joined the company as Chief Financial Officer of Hahnemann University Hospital. Prior to that, he held various positions at PricewaterhouseCoopers, including in the firm’s National Accounting and SEC office in New York City. Mr. Cancelmi is a certified public accountant who holds a bachelor’s degree in accounting from Duquesne University in Pittsburgh. He is also a member of the American Institute of Certified Public Accountants and the Florida and Pennsylvania Institutes of Certified Public Accountants.

Mr. Pitts was appointed Vice Chairman following Tenet’s acquisition of Vanguard Health Systems, Inc. (“Vanguard”) in October 2013. He was Vanguard’s vice chairman from May 2001 until the acquisition and an executive vice president from August 1999 until May 2001. Mr. Pitts also served as a director of Vanguard from August 1999 until September 2004. Before joining Vanguard, Mr. Pitts was the chairman and chief executive officer of Mariner Post-Acute Network and its predecessor, Paragon Health Network, a nursing home management company, from November 1997 until June 1999. He served as the executive vice president and chief financial officer for OrNda HealthCorp, prior to its acquisition by Tenet, from August 1992 to January 1997, and, before that, as a consultant to many healthcare organizations, including as a partner in Ernst & Young’s healthcare consulting practice. Mr. Pitts is a certified public accountant who holds a bachelor’s degree in business administration from the University of Florida. He is a member of the American Institute of Certified Public Accountants, the Healthcare Financial Management Association and the Florida Institute of Certified Public Accountants. Mr. Pitts is also a member of the board of directors of Premier, Inc., a publicly-held corporation that provides, among other things, supply chain services and performance services to healthcare providers. Tenet owns a minority interest (less than five percent) of the non-publicly traded Class B Common Stock of Premier, Inc. Mr. Pitts currently serves as chair of the Federation of American Hospitals, a position he also held from 2007 to 2008.

Mr. Reynolds was appointed President of Hospital Operations in January 2012. From December 2008 through December 2011, he served as senior vice president and division president of Health Management Associates, Inc. (HMA), overseeing HMA’s largest division, with 20 hospitals and related facilities in seven states. Prior to joining HMA, Mr. Reynolds served as a multi-facility divisional vice president of Community Health Systems, Inc. from December 2002 to December 2008, primarily in the northeast, midwest and southeast. Mr. Reynolds holds an M.B.A. from Baker University in Baldwin City, Kansas, and a bachelor’s degree in psychology from the University of Louisville. He is a Fellow of the American College of Healthcare Executives.

Ms. Andrews was appointed Senior Vice President and General Counsel in January 2013. From July 2008 until that appointment, she served as Senior Vice President and Compliance Officer and, prior to that, served as Vice President and Chief Compliance Officer from November 2006. She joined Tenet in 1998 as Hospital Operations Counsel. Ms. Andrews holds a J.D. and a bachelor’s degree in government, both from the University of Texas at Austin. She is a member of the board of directors of the Federation of American Hospitals and is also a member of the American and Texas Bar Associations and the American Health Lawyers Association.

Tenet 2015 Proxy Statement	17

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors is currently comprised of ten members, which include nine independent members and our President and Chief Executive Officer. Mr. Kangas, an independent, non-employee director, serves as the Chairman of our Board.

Roles of Board and Management

Tenet’s business is conducted by its employees, managers and officers, under the direction of its Chief Executive Officer. The Board is elected by the shareholders to oversee management.

Role of Independent Chairman of the Board

In general, the Chairman of the Board coordinates the activities of the Board. Among other things, he:

•	presides at all meetings of the Board;

•	approves, in consultation with the Chief Executive Officer and the committee chairs, agendas for all Board and committee meetings;

•	chairs executive sessions with independent directors, which sessions occur in conjunction with each regularly scheduled meeting of the Board;

•	oversees the flow of information to the Board to ensure that it receives the appropriate quality and quantity of information on a timely basis;

•	acts as the principal liaison between the independent directors and the Chief Executive Officer on sensitive issues;

•	serves as the Board’s liaison to the Chief Executive Officer between meetings; and

•	facilitates communications among non-employee directors and between non-employee directors and management.

The Chairman of the Board also evaluates, along with the Compensation Committee and other non-management directors, the performance of the Chief Executive Officer, and communicates the results of the evaluation to the Chief Executive Officer. In addition, he has the authority to call regular and special meetings of the Board and shareholders.

Separation of Roles of Chairman of the Board and Chief Executive Officer

At present, the positions of Chairman of the Board and Chief Executive Officer are held by different persons. Mr. Kangas, who became a director in April 2003, was elected Chairman of the Board in July 2003. Mr. Fetter, who was elected our President in November 2002, became a member of the Board in September 2003 and, in the same month, was named our Chief Executive Officer. The Board regularly reviews its leadership structure, including the separation of the roles of Chairman and Chief Executive Officer. In determining its current structure, the Board in 2014 took into account Mr. Kangas’ long-term, successful tenure as Chairman, his excellent working relationships with the Chief Executive Officer and the other members of the Board, his stature and reputation among the Board members, and his special expertise in accounting and governance matters.

If at some future date the Board elected to combine the roles of Chairman and Chief Executive Officer, our Corporate Governance Principles would require the Board to appoint an independent, non-employee director to serve as Lead Director. The Lead Director would perform a role substantially identical to that currently performed by our current, non-employee Chairman, including presiding at all meetings of the Board at which the Chairman is not present, chairing executive sessions of the Board, serving as the liaison between the independent directors and the Chairman, approving the information sent to the Board and meeting agendas and schedules, having the authority to call meetings of the independent directors and

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CORPORATE GOVERNANCE (CONTINUED)

representing the Board in meetings with investors, legislators, regulators and other government officials. The Lead Director, in conjunction with the Nominating and Corporate Governance Committee, also would take a role in the Board performance evaluation process.

Director Independence

Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director’s independence at least annually and has made the affirmative determination that each of directors Gaines, Garrison, Kangas, Kerrey, Lewis-Hall, Pettingill, Rittenmeyer, Romo and Unruh has no material relationship with the company and is independent. In addition, the Board determined that former director John Ellis “Jeb” Bush, who resigned from the Board effective December 31, 2014, had no material relationship with the company and was independent. All members of our Board during the past ten years have been independent directors with the exception of one employee director, Trevor Fetter, our President and Chief Executive Officer.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director’s immediate family has a material relationship with the company, the Board reviews the interest to determine if it would preclude an independence determination. In 2015, the Governance Committee reviewed certain personal investments made by Mr. Fetter in two limited liability companies in which Mr. Unruh is a co-investor and a managing member. The Board determined that the investments did not affect Mr. Unruh’s independence because of the insignificant value of the investments.

The Audit, Compensation, and Nominating and Corporate Governance Committees are composed exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the SEC. In addition, the Compensation Committee is composed exclusively of “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. All directors serving on the Compensation Committee meet the more stringent independence standards for compensation committee members required by the NYSE.

Board and Committee Organization

We are governed by our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Significant business decisions are generally considered by the Board as a whole. The Board met nine times during 2014. The Board regularly meets in executive sessions. Mr. Fetter is considered an employee director. All other directors are considered non-employee directors. Each incumbent director who served during 2014 participated in at least 75% of the aggregate of meetings of the Board and the committees on which he or she served, during the period he or she served as a director and committee member. All Board members are encouraged to attend our annual meeting of shareholders. All of our directors other than Mr. Unruh, who had a conflicting Board commitment, attended last year’s annual meeting.

Tenet 2015 Proxy Statement	19

CORPORATE GOVERNANCE (CONTINUED)

The Board has delegated certain of its responsibilities to the following standing committees: Audit Committee; Compensation Committee; HIT Committee; Nominating and Corporate Governance Committee; Quality, Compliance and Ethics Committee; and Executive Committee. The following table identifies the members of each of our committees.

Director	Audit	Compensation	Health IT	Nominating and Corporate Governance	Quality, Compliance and Ethics	Executive
Trevor Fetter						X
Brenda J. Gaines		X			X
Karen M. Garrison	X			Chair		X
Edward A. Kangas		Chair	X		X	Chair
J. Robert Kerrey	X	X
Freda C. Lewis-Hall				X	X
Richard R. Pettingill		X	X		Chair	X
Ronald A. Rittenmeyer	X	X	Chair			X
Tammy Romo	X			X
James A. Unruh	Chair		X	X		X
2014 Meetings	8	6	4	4	4	0

Each of the Board’s committees, except the Executive Committee, operates under a written charter that is reviewed and approved annually by the respective committee. The Audit Committee, Compensation Committee, Health IT Committee, Nominating and Corporate Governance Committee, and Quality, Compliance and Ethics Committee charters are available for viewing in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants, at the Company’s cost, to assist the directors in carrying out their responsibilities.

Audit Committee

The Audit Committee consists of directors Unruh (Chair), Garrison, Kerrey, Rittenmeyer and Romo. The Board has determined that each of directors Garrison, Rittenmeyer, Romo and Unruh is an audit committee financial expert as defined by the SEC and that all five Committee members meet the financial literacy standards of the NYSE applicable to audit committee members. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards and meets the more stringent independence requirements for audit committee members established by the SEC.

The duties and responsibilities of the Audit Committee include Board oversight of: (1) our accounting, reporting and financial practices, including the integrity of our financial statements; (2) our compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters; (3) our independent registered public accountants’ qualifications, independence and performance; and (4) our internal audit function.

The Audit Committee has implemented policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters. For information regarding our policies encouraging the reporting of any illegal or unethical behavior, see “Policies on Ethics and Conduct” and “Communications with the Board of Directors by Shareholders and Other Interested Parties” below.

The Audit Committee, which has the sole authority to select and retain our independent registered public accountants, has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2015. In making the decision to retain Deloitte & Touche LLP, the Audit Committee took into account our experience with the firm during 2014, as well as the firm’s reputation in the

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CORPORATE GOVERNANCE (CONTINUED)

auditing field and its professional qualifications, and also reviewed auditor independence issues and existing commercial relationships with Deloitte & Touche LLP. The Audit Committee concluded that Deloitte & Touche LLP has no commercial relationship with us that would impair its independence. The Board is requesting shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2015 in Proposal 3 of this Proxy Statement.

The Committee regularly meets in executive session with only independent directors. The Audit Committee Report can be found beginning on page 28.

Compensation Committee

The Compensation Committee consists of directors Kangas (Chair), Gaines, Kerrey, Pettingill and Rittenmeyer. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards, as independence is defined for directors and compensation committee members. In addition, each Committee member is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

The Committee’s primary duties and responsibilities include establishing general compensation policies for the company that: (1) support our overall business strategies and objectives; (2) enhance our efforts to attract and retain skilled employees; (3) link compensation with business objectives and organizational performance; and (4) provide competitive compensation opportunities for our key executives. The Committee oversees the administration of the company’s executive compensation programs, and is responsible for establishing and interpreting the company’s compensation policies and approving all compensation paid to executive officers, including the Named Executive Officers listed in the Summary Compensation Table of this Proxy Statement, which can be found on page 51. Specifically, the Compensation Committee makes all compensation decisions regarding our non-employee directors, the Named Executive Officers and other members of our senior management team, which includes certain senior vice presidents. As part of our annual performance review process, our Chief Executive Officer reviews the performance of each of such other executives and discusses their performance with the Compensation Committee, which makes its own assessment of these officers’ performance based upon the Board’s expectations of senior management. The Committee’s decisions regarding the compensation of our executives are made in consultation with the Chief Executive Officer and outside the presence of other executives. The Compensation Committee, without the participation of management, also reviews the performance of the Chief Executive Officer.

The Committee retains an independent outside consultant, Frederic W. Cook and Co., to assist it in formulating its compensation policies, applying those policies to the compensation of executives and advising the Committee as to the form and reasonableness of compensation paid to executives.

Additional information on the role of the Compensation Committee in setting executive compensation and the assistance provided to the Committee by its outside consultant can be found in “Compensation Discussion and Analysis” beginning on page 31.

The Compensation Committee also acts on behalf of the Board in administering, or overseeing the administration of, all of our employee benefit plans except our health and welfare plans. The Committee determines which directors, officers, employees, advisors and consultants are eligible to participate in any of our active executive compensation plans, the extent of such participation, and the terms and conditions under which benefits may be vested, received or exercised. With respect to our qualified retirement plans, the Committee is responsible for overseeing the investment of the plans’ assets, reviewing actuarial and investment information concerning the plans, and monitoring the operation of the plans. The Committee also has the authority to amend our employee benefit plans.

The Committee regularly meets in executive session with only non-employee directors. The Compensation Committee Report can be found on page 30.

Compensation Committee Interlocks and Insider Participation

During 2014, directors Kangas (Chair), Gaines, Kerrey, Pettingill and Rittenmeyer served on the Compensation Committee. No member of the Compensation Committee was at any time during 2014 or at

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CORPORATE GOVERNANCE (CONTINUED)

any other time an officer or employee of the company, and no member had any relationship with the company requiring disclosure as a related-party transaction under “Certain Relationships and Related Transactions” on page 25 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2014.

Health IT Committee

The Health IT Committee consists of directors Rittenmeyer (Chair), Kangas, Pettingill and Unruh. The purpose of the Committee is to assist the Board in its oversight of the company’s strategies related to information technology and data assets. The Committee’s primary duties and responsibilities are to (1) provide reports and recommendations to the Board regarding the scope, direction, quality, investment levels and execution of the company’s strategies related to information technology and data assets, (2) oversee the execution of such strategies formulated by management, and (3) provide guidance on information technology and data assets as it may pertain to, among other things, market entry and exit, investments, mergers, acquisitions and divestitures, new business divisions and spin-offs, research and development, investments and key competitor and partnership strategies. In addition, the Health IT Committee regularly reviews the company’s policies and practices relating to cybersecurity.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of directors Garrison (Chair), Lewis-Hall, Romo and Unruh. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

The Committee is responsible for identifying and evaluating corporate governance issues and making recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters. In addition, the Committee reviews proposed related-party transactions and determines whether such transactions are appropriate for the Board to consider. The Committee is also responsible for identifying and evaluating individuals qualified to become Board members and recommending to the Board candidates to stand for election or re-election as directors.

The Committee evaluates candidates through background and reference checks, interviews and an analysis of each candidate’s qualifications and attributes in light of the current composition of the Board and our leadership needs at the time. From time to time, the Committee may engage the services of an outside consultant to assist the Committee by conducting searches to identify candidates, evaluating candidates’ qualifications, handling background and reference checks, and making initial contacts with potential candidates. The Nominating and Corporate Governance Committee considers candidates at the recommendation of existing Board members, our management, search firms or other consultants, and shareholders. Additional information on the process for selecting the nominees for election at the 2015 Annual Meeting, including the specific selection criteria considered, can be found in “Selection Process for Nominees” beginning on page 13.

The Committee regularly meets in executive session with only non-employee directors.

Quality, Compliance and Ethics Committee

The Quality, Compliance and Ethics Committee consists of directors Pettingill (Chair), Gaines, Kangas and Lewis-Hall. Each member of the Committee has been deemed by the Board of Directors to be an independent director under the NYSE corporate governance listing standards.

The purpose of the Committee is to assist the Board in its oversight of our policies and procedures on ethics, quality assurance and legal compliance. The Committee’s responsibilities with respect to overseeing our information, procedures and reporting systems, as well as our Compliance Program, are discussed below under “Role of Board and its Committees in Risk Oversight.” In addition to these responsibilities, the Committee: (1) reviews and approves our Standards of Conduct, which apply to all of our employees, as well as our directors; (2) receives periodic reports from our Ethics and Compliance Department as to our efforts to educate our employees about, and promote their adherence to, our Standards of Conduct; and

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CORPORATE GOVERNANCE (CONTINUED)

(3) receives periodic reports from our Quality Management Department as to our efforts to advance quality healthcare. The Committee also oversees our performance under the Quality, Compliance and Ethics charter, which is applicable to all of our employees. Our Chief Compliance Officer reports directly to the Committee.

The Committee regularly meets in executive session with only non-employee directors.

Executive Committee

The Executive Committee consists of directors Kangas (Chair), Fetter, Garrison, Pettingill, Rittenmeyer and Unruh. The Executive Committee may exercise all of the powers of the Board in the management of our business and affairs when the Board is not in session, but may not (1) fill vacancies on the Board, (2) change the membership of, or fill vacancies in, any committee of the Board, (3) adopt, amend or repeal our bylaws, or (4) declare dividends.

Role of Board and its Committees in Risk Oversight

The Board oversees our risk profile and management’s risk management processes, both as a whole Board and through its committees. Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, corporate finance and general business operations, including the management of counterparty credit and performance risk. The Audit Committee receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, and reports from our Ethics Action Line relating to allegations of financial fraud or other infractions, as described below. Our Audit Committee meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business. In addition, our Audit Committee meets on a quarterly basis to review these topics with selected chief executive officers and financial officers of our major operating units and regions. Our Audit Committee also reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC. The Audit Committee reports and discusses the outcome of its meetings to the full Board, including any material risks identified by the Committee that require discussion or action by the full Board.

Our Quality, Compliance and Ethics Committee is primarily responsible for overseeing regulatory and compliance risk and also reports regularly to the full Board. In particular, the Committee oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals deliver quality medical care to their patients. The Quality, Compliance and Ethics Committee is also responsible for overseeing our Compliance Program, which is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers and advisers. The Committee meets regularly in joint session with our Audit Committee to discuss material regulatory and compliance risks and reports such risks to the full Board when appropriate for further discussion or action.

Our Health IT Committee, together with the Audit Committee and the full Board, oversees the company’s cybersecurity program, particularly as it relates to enterprise risk management. The Health IT Committee meets regularly with the company’s Chief Information Officer and other members of management to discuss cybersecurity strategy, priorities and risk-based decision making. The full Board is also regularly briefed on cybersecurity matters and plays an active role in the oversight of the company’s security profile.

Special Role of Compensation Committee in Risk Oversight

Our Compensation Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on our company. In performing its

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CORPORATE GOVERNANCE (CONTINUED)

duties, the Committee meets at least annually with our management and the Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Compensation Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

The Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on our company. This finding is based upon the Committee’s ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our “balanced” approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics and company initiatives as opposed to a single target). The Committee has also considered our equity grant administration policy, stock ownership guidelines, clawback incentive pay policies, as well as our internal financial reporting and regulatory compliance procedures.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles that provide the framework for our governance. These Corporate Governance Principles address such matters as director independence, director qualifications and responsibilities, director compensation, director and officer stock ownership and retention guidelines, and Board and individual director performance evaluations. Our Corporate Governance Principles may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Policies on Ethics and Conduct

Standards of Conduct

We maintain a values-based ethics program that is designed to monitor and raise awareness of ethical issues among employees and to stress the importance of understanding and complying with our Standards of Conduct. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, are required to abide by our Standards of Conduct to ensure that our business is conducted in a consistently legal and ethical manner. The members of our Board of Directors and many of our contractors are also required to abide by our Standards of Conduct.

The Standards of Conduct reflect our basic values and form the foundation of a comprehensive process that includes compliance with all corporate policies, procedures and practices. Our Standards of Conduct cover such areas as quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information and avoidance of conflicts of interest. As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board of Directors and certain physicians and contractors. All employees are required to report incidents that they believe in good faith may be in violation of the Standards of Conduct, and are encouraged to contact our 24-hour toll-free Ethics Action Line when they have questions about the Standards of Conduct or any ethics concerns. Incidents of alleged financial improprieties reported to the Ethics Action Line or the Ethics and Compliance Department are communicated to the Audit Committee of our Board of Directors. All reports to the Ethics Action Line are kept confidential to the extent allowed by law, and employees have the option to remain anonymous. In cases reported to the Ethics Action Line that involve a possible violation of the law or regulatory policies and procedures, the matter is referred to the Ethics and Compliance Department for investigation. Retaliation against employees in connection with reporting ethical concerns is considered a serious violation of our Standards of Conduct, and, if it occurs, it will result in discipline, up to and including termination of employment.

The full text of our Standards of Conduct is published in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

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CORPORATE GOVERNANCE (CONTINUED)

Quality, Compliance and Ethics Program Charter

We also operate an ethics and compliance program through a Quality, Compliance and Ethics Program Charter, which has been approved by our Quality, Compliance and Ethics Committee. The charter requires all company employees and many of our contractors to:

•	Follow our Standards of Conduct;

•	Participate in annual ethics training and specialized compliance training tailored to the individual’s job duties;

•	Work with our hospital, regional, corporate and Conifer compliance teams to resolve issues of concern; and

•	Contact the Tenet Ethics Action Line at 1-800-8ETHICS if issues are not resolved.

Our Quality, Compliance and Ethics Charter may be found in the “Ethics and Compliance” section under the “About” tab on our website at www.tenethealth.com.

Certain Relationships and Related Transactions

Our written Standards of Conduct require all employees, including our executive officers, and members of our Board of Directors to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related-party transaction involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Board’s Nominating and Corporate Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related party is a director, executive officer, nominee for director, or 5% shareholder of Tenet since the beginning of the previous fiscal year, and their immediate family members.

Director Stock Ownership and Retention Requirements

The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual director retainer within five years after the date on which the director joins the Board. As of March 11, 2015, all of our non-employee directors were in compliance with the requirements.

Directors who have not satisfied their ownership requirements must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. (A detailed discussion of these requirements can be found beginning on page 47.)

Communications with the Board of Directors by Shareholders and Other Interested Parties

Shareholders may communicate with the Board of Directors by e-mail to boardofdirectors@tenethealth.com or by writing to the Board in care of the Corporate Secretary at our office in Dallas, Texas. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department such as Investor Relations or Corporate Communications. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

Tenet 2015 Proxy Statement	25

DIRECTOR COMPENSATION

Our non-employee directors, which include all our directors except Mr. Fetter, each receive a $95,000 annual retainer fee. The non-employee directors also receive $2,000 per committee meeting attended and for Board meetings receive:

•	no fee for the first seven meetings each year; and

•	for additional meetings, $3,000 per in-person meeting and $1,500 per telephonic meeting attended.

Each non-employee director serving as the chair of a committee receives an annual fee of $15,000, except that the chairs of the Audit Committee and the Compensation Committee receive an annual chair fee of $25,000 and $20,000, respectively, given the demands and responsibilities placed on those committees. Our independent Chairman of the Board receives an annual fee of $200,000 in addition to other Board and committee compensation, which is comprised of $150,000 in cash and restricted stock units valued at $50,000. All annual fees are prorated for partial-year service. All directors are reimbursed for travel expenses and other out-of-pocket costs incurred while attending meetings.

Our non-employee director compensation also includes an annual award of restricted stock units equal in value to $170,000, which award is prorated for partial service in the initial year of service. The 2014 awards are shown in the Stock Awards column in the table below.

The following table sets forth information concerning our compensation of the non-employee members of our Board of Directors for 2014.

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
John Ellis Bush	118,000	(3)	170,000	288,000
Brenda Gaines	127,000		170,000	297,000
Karen Garrison	144,000		170,000	314,000
Edward Kangas	317,000		220,000	540,672
J. Robert Kerrey	135,000		170,000	305,000
Freda Lewis-Hall	7,228		136,764	143,992
Richard Pettingill	146,000		170,000	316,000
Ronald Rittenmeyer	158,000		170,000	328,000
James Unruh	162,000		170,000	332,000
(1)

Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards granted under our stock incentive plans, as described under “Compensation Plans Applicable to Directors—Stock Incentive Plans” below. We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on such date.

(2)

The 2014 stock awards shown in this column reflect annual grants to each director (other than Dr. Lewis-Hall) valued at $170,000 on the date of grant. On May 9, 2014, based on the NYSE closing price of $44.36 per share of our common stock, each non-employee director was granted 3,833 restricted stock units under the program. On the same date, Mr. Kangas was granted additional restricted stock units valued at $50,000 (1,127 units) for a portion of his annual Chairman fee. On December 24, 2014, based on the NYSE closing price of $52.44 per share of our common stock, Dr. Lewis-Hall was granted an initial stock award of 1,240 restricted stock units and a prorated annual director grant of 1,368 restricted stock units. All such awards are consistent with our policies for director grants and are described in further detail below under “Compensation Plans Applicable to Directors.”

(3)	Includes amounts deferred by Mr. Bush at his election under our 2006 Deferred Compensation Plan, described below. Mr. Bush resigned from the Board of Directors effective as of December 31, 2014.

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DIRECTOR COMPENSATION (CONTINUED)

Compensation Plans Applicable to Directors

Stock Incentive Plans

Each non-employee director receives an annual grant under our 2008 Stock Incentive Plan of restricted stock units equal to $170,000 divided by the NYSE closing price per share of our common stock on the date of the grant (generally the first business day following the annual shareholders meeting). In addition, on that date our independent Chairman receives a grant of restricted stock units equal to $50,000 divided by the NYSE closing price per share of our common stock as a portion of the annual Chairman fee. These annual grants vested immediately on the grant date and will be settled in shares of our common stock within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, unless a non-employee director elects, under the Special RSU Deferral Plan described below, to defer settlement of the units.

On the last Thursday of any month in which a new non-employee director is elected to the Board, the director receives an automatic grant of that number of restricted stock units equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time grants vest immediately on the grant date and are settled in shares of our common stock within 60 days of the director’s termination of service on the Board. In addition, newly appointed directors receive a prorated annual restricted stock unit grant subject to the terms described above.

In the event of a change of control of the company as defined in Section 409A of the Internal Revenue Code (“Section 409A”), the restricted stock units would be settled within 60 days of the change of control. In the event of a change of control of the company that does not comply with Section 409A, the restricted stock units would be converted to cash and paid within 60 days of the earlier of the third anniversary of the date of grant or termination of service on the Board, in the case of the annual grants (including the grant related to the annual Chairman fee), and within 60 days of the termination of service on the Board, in the case of the new director grants.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual restricted stock unit grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. In the event of a change of control of the company, the restricted stock units will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of March 11, 2015, the following director had elected to defer settlement of certain restricted stock unit grants pursuant to the terms of the Special RSU Deferral Plan: Pettingill.

Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. The following directors participated in the 2006 DCP in 2014: Bush (who resigned from the Board effective December 31, 2014). A more complete description of the 2006 DCP can be found under “Deferred Compensation Plans” beginning on page 60.

Tenet 2015 Proxy Statement	27

AUDIT COMMITTEE REPORT

The Audit Committee is made up of the four members named below. The Board requires that each member of the Committee be an independent director as defined by the NYSE rules and the rules of the SEC. Each member of the Committee is independent under those criteria. In addition, the Board has determined that each of directors Garrison, Rittenmeyer and Unruh is an Audit Committee financial expert, as defined by SEC rules, and that all four Committee members are financially literate as required by NYSE rules. Mr. Unruh serves as Chair of the Committee.

The Committee, on behalf of the Board, oversees the company’s financial reporting process. In fulfilling its oversight responsibilities in 2014, the Committee reviewed and discussed with management and the company’s independent registered public accountants for the year ended December 31, 2014, Deloitte & Touche LLP (“Deloitte”), each Quarterly Report on Form 10-Q filed during 2014 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Committee discussed with management the quality, not just the acceptability, of the company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Committee also reviewed with management and Deloitte each press release concerning earnings prior to it being released.

The company’s independent registered public accountants are responsible for expressing an opinion on the company’s audited consolidated financial statements and the fair presentation, in all material respects, of the company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed by the Committee with the company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including the matters required to be discussed by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended (as adopted by the PCAOB in Rule 3200T). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the company’s 2014 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2014, the Committee was provided updates on, monitored and discussed with management the status of the company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 and approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2014.

The Committee also discussed with Deloitte its independence from management and the company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Committee and not to management.

The Committee discussed with the company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the company’s internal controls and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the company’s 2014 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

Deloitte has been engaged by the Committee to serve as our independent registered public accountants for the year ending December 31, 2015. Before making its determination on appointment, the Audit Committee

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AUDIT COMMITTEE REPORT (CONTINUED)

reviewed the performance of Deloitte in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing. For further information concerning this engagement, see “Proposal 3—Ratification of the Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

James Unruh, Chair

Karen M. Garrison

J. Robert Kerrey

Ronald A. Rittenmeyer

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2014	Year Ended December 31, 2013
Audit fees(1)	$4,712,766	$4,524,609
Audit-related fees(2)	3,221,843	3,365,191
Tax fees(3)	19,497	24,412
All other fees(4)	709,650	439,199

(1)

Audit fees include professional fees billed to us in connection with the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees include fees billed for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, due diligence associated with acquisitions, and fees related to comfort letters, consents and reviews of filings with the SEC.

(3)	Tax fees in 2014 and 2013 consisted of professional fees for tax compliance services.

(4)

All other fees consist of fees for various advisory services. In 2014 and 2013, all other fees consisted of a project to assist the company with the identification and eligibility of various tax credits and incentives associated with a capital project at one of our hospitals, and other cost report settlement projects.

The Audit Committee Charter requires that the Audit Committee pre-approve or adopt procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee pre-approved all fees presented in the table above.

Tenet 2015 Proxy Statement	29

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and included in this Proxy Statement.

Members of the Compensation Committee

Edward A. Kangas, Chair

Brenda J. Gaines

J. Robert Kerrey

Richard R. Pettingill

Ronald A. Rittenmeyer

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we analyze the compensation we paid in 2014 to our Named Executive Officers:

Named Executive Officer	Title
Trevor Fetter	President and Chief Executive Officer
Dan Cancelmi	Chief Financial Officer
Keith Pitts	Vice Chairman
Britt Reynolds	President of Hospital Operations
Audrey Andrews	Senior Vice President and General Counsel

We provide additional information regarding the compensation paid to each of these officers in the tables that follow this section of this Proxy Statement, beginning on page 51.

Executive Summary

•	Notable Achievements in 2014.

•	We grew patient volumes at the fastest rate in more than a decade.

•	We generated full-year 2014 adjusted EBITDA[1] of $1.952 billion, our strongest annual results in more than a decade.

•	We continued to strengthen our hospital networks in key markets:

•	We acquired Emanuel Medical Center, a 209-bed hospital in Turlock, California, and our third hospital in the Central Valley area.

•	We acquired a majority interest in Texas Regional Medical Center, a 70-bed hospital in Sunnyvale, Texas, bringing our number of Dallas-area hospitals to four.

•

We opened a new 128-bed hospital, Resolute Health Hospital, in New Braunfels, Texas, located 30 miles northeast of San Antonio, a market in which we have an established presence under the Baptist Health System banner.

•

We grew our outpatient business, focusing on ambulatory surgery centers, urgent care centers and diagnostic imaging centers. Overall, we built or acquired 27 new free-standing outpatient facilities in 2014, reaching a total of 210 such facilities – more than triple the 67 facilities we operated five years ago.

•	We continued to expand our revenue cycle management, healthcare information management, management services and patient communication services businesses under our Conifer Health Solutions subsidiary:

•	Conifer’s adjusted EBITDA grew by $71 million (53.8%) from 2013, with revenue approaching $1.2 billion.

[1]	A non-GAAP measure which is reconciled to the most comparable GAAP term in Appendix A.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

Conifer acquired SPi Healthcare, a provider of revenue cycle management and healthcare information management services and software solutions for independent and provider-owned physician practices, for $235 million. SPi Healthcare’s approximately 600 employees currently serve more than 3,700 physicians across 21 states, handling over $3 billion in physician charges, coding approximately 2.5 million encounters and auditing approximately 150,000 health records annually.

•	Conifer currently provides services to more than 800 hospital and other clients nationwide and processes more than $26 billion in annual patient revenue.

•	Our stock price increased 20% during 2014, from $42.12 to $50.67, and increased a total of 56% since the beginning of 2013 and 147% since the beginning of 2012.

•	We Are Committed to Prudent Pay Practices.

•

Rigorous Performance Targets to Incentivize Superior Management Performance. A substantial portion of the compensation of our Named Executive Officers is subject to the company achieving targeted levels of financial and operating performance. These predetermined performance levels are derived from or correlate to the rigorous performance goals in the company’s annual business plan, which is reviewed and approved by the Board of Directors prior to the beginning of each fiscal year. Our Compensation Committee also establishes operational targets intended to incentivize our officers to achieve superior patient care and other quality metrics, which we believe to be critical to achieving success as a healthcare provider.

•	Market Median Compensation if Target Performance Goals Achieved.

•

Our executive compensation programs are designed to compensate our Named Executive Officers, as a group, at (i) the median compensation levels (50th percentile) of our peer group (as disclosed on page 36 below) for target-level performance and (ii) the 75th percentile for outstanding performance.

•	If the company fails to achieve target performance levels, the compensation of our Named Executive Officers, and other participants in our executive compensation plans, is significantly reduced.

•	No Employment Agreements. None of our Named Executive Officers, or any other officer of the company, has an employment agreement.

•

No Excise Tax Gross-Ups. Our Compensation Committee has eliminated all agreements with our executives – both current and future – providing for gross-ups of excise taxes applicable to any benefits received in connection with a change of control of the company.

•	No Additional SERP Participants. In May 2014, the Committee adopted a policy to discontinue the admission of new entrants into the company’s Supplemental Executive Retirement Plan.

•

Limited Perquisites. We do not provide our Named Executive Officers with significant perquisites or personal benefits. Personal use of corporate aircraft by our Chief Executive Officer and certain other officers approved by him from time to time is strictly limited in accordance with company policy. Our Named Executive Officers are solely responsible for any taxes owed or incurred as a result of personal use of the company’s aircraft.

•

No Single Trigger Change of Control Benefits. Our change of control arrangements, which include payment of cash severance benefits and accelerated vesting of equity awards, are generally “double trigger” in that they are payable only if a Named Executive Officer’s employment is terminated relating to a change of control. Specifically:

•	we do not pay severance benefits or accelerate equity assumed or substituted by a successor relating to a change of control in the absence of a covered termination of employment; and

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•

although the rights to certain benefits vest under our Supplemental Executive Retirement Plan upon a change of control as discussed below, these benefits are not payable to our executives absent a termination of employment.

•	We Follow Pay-For-Performance Compensation Principles and Practices.

•

At-Risk Compensation. Substantially all Named Executive Officer compensation is “at risk,” (i.e., contingent upon our meeting performance goals and/or increasing shareholder value). Specifically, for 2014, 89% of the Chief Executive Officer’s compensation and, on average, 89% of other Named Executive Officer compensation is tied to company performance, including stock price.

•

Performance-Based Annual Incentive Plan. Our executives’ bonuses under our annual incentive plan are determined by the company’s achievement of pre-specified financial, operating, quality and service performance targets.

•

The Compensation Committee approves performance targets for our compensation plans at the beginning of each year. For detailed information on these financial and operating performance targets, including information regarding the Committee’s methodology with respect to target-setting, see “Performance-Based Annual Incentive Plan,” beginning on page 39.

•

Performance-Based Long-Term Incentive Plans. A substantial portion of the long-term incentive grants awarded to Named Executive Officers is subject to performance-based vesting requirements, with the remaining awards subject to time-based vesting conditions.

•

Approximately 56% of the total long-term incentive awards (including special awards) granted to, or received by, Named Executive Officers in 2014 are subject to specified financial targets established by the Compensation Committee.

•	We achieved the adjusted EBITDA performance targets established by the Committee for the annual awards of performance-based restricted stock units granted in 2014.

•

With respect to the 2012 performance cash awards granted to our Named Executive Officers, we achieved above-target performance on the 2014 return on invested capital performance target established by the Committee, but, notwithstanding our many notable accomplishments in 2014, failed to achieve the 2014 free cash flow target. As a result, and consistent with our pay for performance philosophy, our Named Executive Officers earned 63% of the target award amounts attributable to the 2014 measurement year for these awards.

•	Our Compensation Committee Is Committed to Sound Corporate Governance Practices.

•

All Compensation Decisions Are Made by Our Independent Compensation Committee. All decisions regarding the compensation of our Named Executive Officers are made by our independent Compensation Committee. No member of the Compensation Committee, or any member of the Compensation Committee’s immediate family, is employed by the company or has received any form of compensation from the company other than, in the case of the Compensation Committee members, director fees. No interlocking relationship exists between the members of our Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

•

Compensation Committee’s Consultant is Independent. To assist in the performance of its duties, the Committee engages its own consultant, Frederic W. Cook & Co., whose principals report directly to the Committee. The Compensation Committee has determined that its consultant is independent and that no conflict of interest exists with respect to the consultant’s engagement by the Compensation Committee.

•	In 2014, the compensation consultant provided no services to the company or management other than those described below under “Independent Compensation Consultant.”

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

•

No member of the Compensation Committee, or any member of the Compensation Committee’s immediate family, is employed by the compensation consultant or has received any form of compensation from the consultant.

•

Our Compensation Programs Complement our Enterprise Risk Management Philosophy. Our Compensation Committee believes that using a mix of financial and operational performance goals and setting different goals for the annual and long-term incentive programs mitigates against the risk that compensation plan participants focus on short-term financial rewards at the expense of our long-term growth or otherwise engage in inappropriate speculative or risk taking behaviors. We believe our “balanced” approach to measuring performance is critical to our long-term success given the importance of ethical and compliance-oriented behavior in our highly regulated industry.

•

Active Monitoring of Compensation-Related Risk. Our Compensation Committee, with the assistance of its independent compensation consultant and the company’s internal audit department, conducts an annual review of the company’s compensation policies and practices as they relate to risk management practices and risk taking incentives. In connection with these reviews, the Committee has implemented, among other things, the following actions:

•

Compensation Programs Designed to Mitigate Risk. Approximately 76% of the compensation awarded to our Named Executive Officers in 2014 was in the form of long-term compensation to be paid out over three- or five-year periods.

•	Clawback Policy. Awards under our annual incentive plan are subject to a “clawback” provision described under “Performance-Based Annual Incentive Plan” beginning on page 39.

•

Prohibition on Hedging or Pledging Our Stock. Our insider trading policy prohibits officers and employees from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

•

Stock Ownership Requirements and Retention Policy. Our Named Executive Officers and other senior officers are required to own a significant amount of stock in the company to ensure their interests are aligned with shareholders. Officers who do not meet the requirements are required to hold shares acquired through the compensation program until they meet the applicable required ownership levels.

•

A Substantial Percentage of Shareholders Supported Our Say-on-Pay Advisory Resolution. At our 2014 annual meeting of shareholders, approximately 92% of the votes cast (excluding abstentions) were voted in favor of our say-on-pay proposal. For additional information on how the Committee reviews and considers the results of the say-on-pay advisory vote and other investor input on the company’s executive compensation program, see “Results from the 2014 Say on Pay Vote,” beginning on page 37.

Our Compensation Philosophy and Objectives

We seek to provide reasonable, competitive compensation that enables us to recruit, motivate and retain talented executive officers. The objectives of our executive compensation program are to:

•	attract and retain the highest caliber management team;

•	reward superior performance; and

•	align the interests of management with those of our shareholders.

Role of the Compensation Committee

The Compensation Committee of our Board of Directors, which is comprised entirely of independent directors, makes all compensation decisions regarding our Named Executive Officers. The Committee considers input from (i) the other independent members of our Board of Directors, (ii) the company’s

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shareholders and (iii) its independent consultant. In the case of Named Executive Officers other than the Chief Executive Officer, the Committee considers input and recommendations from the Chief Executive Officer. The Committee’s decisions regarding compensation of our Named Executive Officers are made outside the presence of these officers. The Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans, and the performance measures used in our executive compensation programs.

In setting compensation levels and performance targets, the Compensation Committee seeks to compensate our Named Executive Officers, as a group, at the median compensation levels (50th percentile) of our peer group when target-levels of performance goals are met. The Committee considers this “market median” orientation to be its key framework for setting Named Executive Officer compensation levels. Further information regarding the individualized factors that the Committee took into account when setting 2014 compensation for each Named Executive Officer is provided below under “Description and Analysis of Our 2014 Compensation Decisions” beginning on page 37.

Independent Compensation Consultant

The Compensation Committee has retained an independent consultant, Frederic W. Cook & Co. (the “Consultant”), to provide data on market compensation practices and advise the Committee on executive compensation decisions generally as well as the design and structure of our executive compensation plans and policies. In 2014, the Consultant participated in or provided input with respect to all meetings of the Committee.

Subject to the approval of the Committee, the Consultant meets with members of management to:

•	review management’s proposed compensation recommendations to the Committee;

•	discuss compensation trends and best practices;

•	review company compensation data, including management’s calculations of the value of equity grants, hypothetical change of control payments and total wealth analysis for individual officers; and

•	review and provide input on meeting agendas and presentation materials that management proposes to submit for the consideration of the Committee.

Any material information provided to management by the Consultant is disclosed to the Committee.

To safeguard the independence of the Consultant:

•

the Committee retains the Consultant, determines the terms and conditions of the Consultant’s engagement, and has the sole authority to approve the Consultant’s fees and other retention terms or to terminate its engagement;

•	the Consultant reports directly to the Committee and has direct access to the Committee Chair during and between meetings; and

•	the Consultant provides no services to the company or management except as related to executing the Compensation Committee Charter and with the knowledge and approval of the Committee Chair.

The Committee has assessed the independence of the Consultant pursuant to SEC rules and concluded that no conflict of interest exists in connection with the Consultant’s service as an independent consultant to the Compensation Committee.

Performance Review Process

Each year, the Compensation Committee reviews the performance of the Chief Executive Officer with the other independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the independent Board members as well as other data provided to the Committee, including the Chief Executive Officer’s self-evaluation and the feedback provided by selected members of management. The Committee also receives an assessment by the Chief Executive Officer of the performance of each other Named Executive Officer. To maintain the integrity of the review

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual Named Executive Officer’s compensation, those factors are discussed below.

Benchmarking Against Peer Companies

In setting compensation for our Named Executive Officers, the Compensation Committee reviews comparative compensation data derived from the companies that comprise our peer group (as defined below) as well as market survey data provided to us by the Consultant.

In evaluating the compensation of our Chief Executive Officer, Chief Financial Officer and President of Hospital Operations, the Committee assigned the following weightings to each data source: peer group (75%) and survey data (25%). In the case of our Vice Chairman and our General Counsel, the following weightings were used: peer group (50%) and survey data (50%). The Committee believes it is appropriate to evaluate the compensation of the Named Executive Officers against a blend of peer group and market survey data given the small number of publicly held healthcare service companies comparable in size to our company and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. We describe each of the data sources in more detail below.

Peer Group. The following companies comprised the peer group that we reviewed in making compensation determinations for 2014.

Aetna Inc.	Kindred Healthcare, Inc.
CIGNA Corporation	Laboratory Corporation of America Holdings
Community Health Systems, Inc.	Lifepoint Hospitals, Inc.
Davita Inc.	Omnicare, Inc.
HCA Holdings, Inc.	Quest Diagnostics Incorporated
Health Management Associates, Inc.	Universal Health Services, Inc.
Humana Inc.

The Compensation Committee developed the peer group in late 2013, taking into account the advice of the Consultant, based on a set of characteristics that include annual revenues ranging from approximately $5 billion to $45 billion with at least 10,000 employees (to recognize managerial scope and complexity) and operations that are classified under the Global Industry Classification System (GICS) code for healthcare facilities (which is our code), or under the GICS codes for healthcare services or managed care. Based on available data as of September 30, 2013, the actual annual revenue for the most recently completed fiscal year for the companies in the peer group ranged from $3.4 billion to $39.1 billion, with the median being $7.4 billion, while the company reported net operating revenue of $11.1 billion for the fiscal year ended December 31, 2013. The number of employees for the companies in the peer group ranged from 14,400 to 204,000, with the median being 41,000 based on available data as of September 30, 2013, while the company had approximately 103,700 employees as of December 31, 2013.

Each of the companies comprising the 2014 peer group was also included in the company’s 2013 peer group, except for Aetna and Humana, which were added due to the increase in the company’s size and revenues following its acquisition of Vanguard in October 2013. Coventry Health Care and Vanguard were removed from the 2014 peer group as they were both acquired during 2013. As noted above, the “peer group” includes both hospital companies and non-hospital companies, reflecting the small number of publicly held hospital companies in the U.S. market and the relevance of other healthcare-related companies in terms of labor market competition. The hospital companies include Community Health Systems, HCA, Health Management Associates, Lifepoint Hospitals and Universal Health Services. The non-hospital companies in the peer group include:

•	health insurance companies (AETNA, CIGNA and Humana);

•	a provider of kidney dialysis and integrated health care delivery and management services (Davita);

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•	a healthcare services company that operates hospitals, nursing centers, home health, hospice and non-medical home care locations (Kindred Healthcare);

•	clinical laboratory companies (LabCorp and Quest Diagnostics); and

•	a pharmaceutical services company (Omnicare).

Market Survey Data. The Committee reviews additional compensation data from the following survey sources:

Survey	Covered Organizations	Targeted Annual Revenue of Companies Comprising Data Used by Consultant
2013 Hewitt Total Compensation Measurement survey	64 companies, all industries	$10 billion to $25 billion
2013 Mercer Executive Benchmark survey	26 companies, all industries	greater than $10 billion
2013 Towers Watson U.S. Compensation Database survey	79 companies, all industries	$10 billion to $20 billion
2013 Towers Watson General Industry Top Management survey	33 companies, all industries	greater than $5 billion
2013 Frederic W. Cook & Co. Survey of Long-Term Incentives	62 companies, all industries	$15 billion

The Consultant compiles data from these survey sources relating to the compensation levels received for each position held by a Named Executive Officer against the compensation levels received by executives holding similar positions at other companies. The Consultant uses the revenue criteria shown above in selecting the data it compiles from these sources and presents the data to the Committee in aggregated form. In benchmarking compensation levels against the survey data, the Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Committee in its decision-making process. The Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

Results from the 2014 Say on Pay Vote

The company’s shareholders have the opportunity to cast an annual advisory vote to approve executive compensation (a “say-on-pay proposal”). At the company’s 2014 annual meeting of shareholders, approximately 92.4% of the votes cast on the say-on-pay proposal (excluding abstentions) were voted in favor of the proposal. The Compensation Committee discussed the results of the annual advisory vote in connection with its review of 2014 compensation decisions and noted that shareholder support of the company’s compensation program remained strong in 2014.

Prior to the company’s 2014 annual meeting of shareholders, the Compensation Committee Chair (who also serves as Chairman of the Board), together with the Chair of the Board’s Nominating and Corporate Governance Committee and the company’s Corporate Secretary, held discussions with shareholders representing in aggregate approximately 16% of our outstanding common stock to better understand their views regarding our compensation programs. Feedback from these shareholders was then taken into account in establishing the compensation program for our Named Executive Officers for 2015.

Description and Analysis of Our 2014 Compensation Decisions

This section describes the components of our executive compensation packages, the way in which the Compensation Committee makes decisions about each component, the philosophy behind each component

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and the way these decisions and philosophies were applied to each Named Executive Officer. The following table shows the average component pay mix across all our Named Executive Officers and lists where we discuss each component in this section.

Compensation Element	Percentage of Total Compensation for All Named Executive Officers	Where Discussed
Base Salary	11.1%	Page 38
Annual Incentive Plan	12.5%	Page 39
Long-Term Equity Program	76.4%	Page 44

I.	Base Salary

Base salary provides our Named Executive Officers with a fixed monthly income. The following table summarizes the annualized base salaries approved by the Committee in 2014 and the increase, if any, from the Named Executive Officer’s annualized salary as of December 31, 2013:

Named Executive Officer	2013 Salary	2014 Salary	Increase from 2013
Trevor Fetter	$1,250,000	$1,250,000	0%
Dan Cancelmi	$489,250	$600,000	23%
Keith Pitts	$700,000	$700,000	0%
Britt Reynolds	$669,500	$700,000	5%
Audrey Andrews	$425,000	$475,000	12%

The Compensation Committee approves the base salary of each Named Executive Officer based on its review of peer group and market survey data provided by the Consultant, blended as described above. In addition, the Committee considers individual performance, the experience and tenure of the officer and other factors, as discussed in the table below:

Analysis of Compensation Committee’s 2014 Base Salary Decisions
Named Executive Officer	Basis for Action

Trevor Fetter

• The Committee determined to keep Mr. Fetter’s base salary unchanged for 2014 as it was competitively aligned with the salaries offered by the company’s peer group to their chief executive officers.

• The Committee also took into account Mr. Fetter’s receipt in 2013 of a special recognition and retention stock award in maintaining his current base salary.

Dan Cancelmi

• Mr. Cancelmi was appointed the company’s chief financial officer in September 2012. Mr. Cancelmi’s base salary in 2013 was significantly lower than that of chief financial officers in our peer companies, as the Committee believes that the base salary of officers appointed into new executive roles should be increased gradually to a level consistent with that paid to peer group officers based on the officer’s success in executing his or her new responsibilities. In reviewing Mr. Cancelmi’s base salary for 2014, the Committee took into account Mr. Cancelmi’s successful transition into the chief financial officer position over the two prior years as measured by the company’s strong financial performance during this period, Mr. Cancelmi’s leadership over the Vanguard acquisition and integration, and his execution of several successful capital markets transactions, which resulted in significant interest savings to the company. Based on the foregoing, the Committee increased Mr. Cancelmi’s base salary by 23% to more closely align with the median of our peer group for chief financial officers.

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Analysis of Compensation Committee’s 2014 Base Salary Decisions
Named Executive Officer	Basis for Action
Keith Pitts

•  The Committee determined to leave Mr. Pitts’ base salary unchanged for 2014 as it was competitively aligned with the salaries offered by the company’s peer group to officers performing comparable functions.

•  The Committee also considered that Mr. Pitts’ 2013 salary had been set in late 2013 when he assumed his current role and extensive consideration was given at that time to the appropriate level of his compensation.

Britt Reynolds

•  The Committee approved a 5% increase in Mr. Reynolds’ base salary based on the Committee’s review of market and peer data and in recognition of his (i) additional responsibilities in overseeing the integration and operations of 29 additional hospitals following the acquisition of Vanguard in late 2013, and (ii) success in achieving improvements in hospital financial and operating performance.

Audrey Andrews

•  Ms. Andrews was appointed our senior vice president and general counsel in January 2013. In 2014, the Committee approved a 12% increase in Ms. Andrews’ base salary in order to begin the gradual increase in her base salary to a level consistent with the median of our peer group for their chief legal officers based on her successful assumption of her responsibilities in her new role.

II.	Performance-Based Annual Incentive Plan

The Compensation Committee annually determines the payment of cash bonuses for Named Executive Officers under our Annual Incentive Plan (“AIP”), which is a broad-based management compensation program in which approximately 2,400 of our employees participate. Payment of a bonus is based on the company’s achievement of performance goals established by the Committee. If the threshold performance goals are not met, no bonus is paid. AIP awards are subject to a ‘‘clawback’’ provision under which the Board of Directors may require reimbursement to the company of a cash bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or other misconduct. In the following section, we describe how the Compensation Committee determined the AIP bonuses for our Named Executive Officers for 2014.

A.	2014 Target Annual Incentive Award Levels for Named Executive Officers

In 2014, the Compensation Committee approved the following target bonus award levels for each Named Executive Officer. The target award level represents the amount of potential cash bonus that might be paid to an officer if the company meets pre-established performance goals set by the Committee:

Named Executive Officer	Target Award Expressed as a Percentage of Base Salary
Trevor Fetter	150%
Dan Cancelmi	95%
Keith Pitts	100%
Britt Reynolds	100%
Audrey Andrews	75%

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The following table summarizes the factors taken into account by the Committee in setting the target incentive award levels.

Analysis of Compensation Committee’s 2014 Target Annual Incentive Award Decisions
Named Executive Officer	Basis for Action
Trevor Fetter

• The Committee made no changes in the target award levels for Mr. Fetter for 2014. The Committee made its determination based on its review of target annual cash incentive award levels provided by our peer group companies to their chief executive officers. The Committee also took into account the special award it granted to Mr. Fetter in 2013.

• As in past years, the Committee continued to assign the highest target award level to Mr. Fetter given the unique role that the company’s Chief Executive Officer performs in overseeing all areas of the company’s operations and strategies. The Committee also noted that the differential in target awards between the company’s Chief Executive Officer and the other Named Executive Officers is consistent with market practice.

Dan Cancelmi

• The Committee increased Mr. Cancelmi’s target award level from 85% to 95% of his base salary based on the Committee’s desire to recognize Mr. Cancelmi’s successful transition into the chief financial officer position since 2012 and the critical role he plays in developing the company’s business plan and driving financial performance. The Committee also took into account target annual cash incentive award levels paid by our peer group companies to their chief financial officers.

Keith Pitts

• No changes were made to Mr. Pitts’ target award levels for 2014. The Committee determined the target award levels for Mr. Pitts in late 2013 when the company extended Mr. Pitts’ employment offer to become the company’s vice chairman, taking into account his significant prior experience in the healthcare sector, market data for officers performing similar functions at peer companies and Mr. Pitts’ assumption of responsibility over the company’s acquisition and development programs.

Britt Reynolds

• The Committee increased Mr. Reynolds target award level from 95% to 100% of his base salary based on his increased tenure and the Committee’s desire to set a higher target award level for the top operational officer of the company (and therefore make more of his compensation dependent on performance), given the critical role he plays in executing the company’s business plan and growth strategies.

Audrey Andrews

• The Committee increased Ms. Andrews’ target award level from 60% to 75% of her base salary based on the Committee’s desire to recognize Ms. Andrews’ successful transition into the general counsel role and the importance of that role within the company, and to align her target award level with levels paid by our peer group companies to their chief legal officers.

B.	2014 AIP Performance Metrics

For 2014, the Committee selected metrics to measure management’s performance with respect to the AIP under a “Balanced Scorecard.” The Balanced Scorecard measures the company’s performance in the following broad categories, which we call “pillars”: Cost, Growth, Quality, Service and People. The Cost and Growth pillar metrics measure management’s performance against financial objectives, including adjusted EBITDA, free cash flow and growth in our patient volumes, while the remaining pillars’ metrics measure operational objectives, such as the quality of our healthcare services. Points are awarded for each metric under the Balanced Scorecard based on the degree to which the pre-determined goals for that metric are achieved. The aggregate target number of points under the Balanced Scorecard is 100 and the maximum is 200.

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The Committee’s Balanced Scorecard performance measurement approach for 2014 is similar to that used in 2013. However, for 2014 the Committee made the following modifications to the Balanced Scorecard:

Change from 2013	Basis for Action
Increased the relative weight of the adjusted EBITDA portion of the “Cost and Growth” (financial) metrics by adding five total points to the adjusted EBITDA metric and decreasing the weight of patient volume growth metric by five points.	The Committee took into account the importance assigned by the company’s shareholders to the successful execution of the company’s annual business plan and to align the metrics more closely with those of our peer companies.

Modified the patient volumes metric (part of the Growth pillar) by dividing “adjusted admissions” into its two component elements (“paying inpatient admissions” and “paying outpatient visits”).	The modified metric more closely reflects how operations personnel track their performance against the company’s growth targets.

C.	Goal-Setting and Performance on Balanced Scorecard

A detailed analysis of the Compensation Committee’s goal-setting methodology and the company’s 2014 performance against each Balanced Scorecard metric is set forth below, including disclosure of each performance goal and the actual performance level achieved.

Cost and Growth (Financial) Pillars

The Committee assigned the greatest weight within the Balanced Scorecard (75%) to management’s performance on Cost and Growth metrics. The Committee sets the target levels for these metrics by reviewing the goals and objectives in the company’s annual business plan, which is reviewed and approved by the company’s Board of Directors immediately prior to the beginning of each fiscal year. The business plan sets forth specific operational and financial targets for the company in the upcoming year and typically incorporates a number of “stretch goals” intended to challenge management to significantly outperform the prior year’s performance. The Committee also considers how the targets it sets will correlate to the earnings outlook that management discloses to investors in connection with its earnings guidance statements. It is the Committee’s expectation that achievement of target-level performance under the Cost and Growth metrics requires management to execute and deliver the basic company goals and objectives established under the annual business plan. In most cases, attainment of these targets generally requires management to perform at levels exceeding the prior year’s performance, which is consistent with the Committee’s objective of challenging management to deliver on performance that increases shareholder value. The Committee believes that achievement of above-target performance under the Cost and Growth metrics requires the company’s management to also achieve the “stretch” goals embedded in the business plan. To achieve this level of performance, management must not only meet the basic objectives of the business plan but also execute at superior levels on all aspects of the plan.

Since the inception of the Balanced Scorecard performance measurement approach for purposes of the AIP (a total of 10 years, including 2014), management has earned the target level of points under the Balanced Scorecard attributable to the Cost and Growth metrics only five times, reflecting the relative difficulty of the financial goals set by the Compensation Committee.

The following table sets forth (i) the individual component metrics of the Cost and Growth pillars, (ii) the performance goal levels for each of these metrics (threshold, target and maximum payout performance levels) and (iii) the actual performance levels achieved by management in 2014. Notwithstanding the company’s successful performance on the other non-financial metrics of the Balanced Scorecard, the company must achieve the threshold level of adjusted EBITDA in order for any bonus to be paid in excess of 50% of target award levels and the target level of adjusted EBITDA in order for any above-target payments to be earned. In further recognition of the value the Committee places on financial performance, an additional 25.0 points are added to the total points earned in the event that the company achieves adjusted EBITDA above the maximum payout level approved by the Committee; however, in no event will the aggregate points earned under the Balanced Scorecard exceed 200 (i.e., 200% of target).

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Cost and Growth (Financial) Metric	Threshold Level	Target Level	Maximum Level	Actual Performance	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Adjusted EBITDA(1)	$1.425 billion	$1.775 billion	$1.925 billion	$1.952 billion	55.0	135.0	(2)
Adjusted operating free cash flow(3)	$(233) million	$114 million	$461 million	$(55.5) million	10.0	7.5
Inpatient admissions(4)	645,409	717,121	752,977	737,960	5.0	7.9
Outpatient visits(4)	6,702,943	7,447,714	7,820,100	7,533,920	5.0	6.2
TOTAL:					75.0	156.6

(1)

Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation and amortization and excluding certain earnings, costs and charges as approved by the Compensation Committee.

(2)	25.0 additional points added due to Adjusted EBITDA achievement exceeding the maximum payout level.

(3)	Adjusted operating free cash flow is defined as cash flow from continuing operations less capital expenditures and excluding certain cash flows and payments as approved by the Compensation Committee.

(4)	Excludes charity and self-pay.

Quality, Service and People Pillars

The remaining metrics of the Balanced Scorecard measure our management’s achievement of healthcare and other operational performance goals. The Committee selected the metrics discussed below to incentivize management to focus on improving the quality of the healthcare we provide our patients and reducing healthcare costs, factors that the Committee believes enhance our competitive standing among other healthcare providers and ultimately increase shareholder value. The Committee established aggressive goals for each of these metrics based on achieving national performance benchmarks and/or continued aggressive internal improvement. The following table sets forth a description of each Quality, Service and People metric and the company’s 2014 performance with respect to these metrics.

Metric	Description	2014 Goal Level and Performance	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Quality – Clinical Process of Care Measures	Measures the company’s improvement on the evidence-based indicators that are used by the Centers for Medicare and Medicaid Services (“CMS”) in a value-based purchasing program that provides incentive payments to hospitals based on the quality of patient care delivered by providers. These quality measures fall under clinical areas where CMS is focused on improving care.	Goal set at a target level the achievement of which would require management to outperform its prior year results and to achieve performance levels on these indicators that the Committee believes would rank the company in the top quartile of United States hospitals for such year. While year-over-year improvement was achieved for 2014, and the performance threshold was met, the company performed below the rigorous target level set by the Committee.	5.0	3.5

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Metric	Description	2014 Goal Level and Performance	Target Balanced Scorecard Points	Actual Balanced Scorecard Points Earned
Quality – Readmissions	Measures reductions in the numbers of our patients with diagnoses of heart failure, pneumonia or acute myocardial infraction that are readmitted to our hospitals within 30 days for all causes.	Goal set at a target level the achievement of which would require management to either significantly outperform its prior year results or to outperform national averages for readmissions. Despite significant improvements in the company’s overall readmission rates, the company did not meet the rigorous threshold level set by the Committee for 2014.	5.0	0.0

Service – Inpatient Satisfaction	Measures inpatient satisfaction scores to patient survey questions that correlate to the national patient satisfaction tool used as part of CMS’ value-based purchasing program.	Goal set at a target level the achievement of which would require management to perform at an overall level which would rank in the top 10% of all Tenet hospitals for the prior year. The threshold level was set at a level which would rank in the top 50% of all Tenet hospitals for the prior year. The company did not meet the threshold level in 2014 due to a slight year-over-year decline in inpatient satisfaction scores.	5.0	0.0

Service – Physician Satisfaction Net Promoter Score	Measures physician engagement and loyalty by using the results of a physician survey conducted at various times each year.	Goal set at a target level the achievement of which would require management to perform at an overall level which would rank in the top 25% of all Tenet hospitals for the prior year. While year-over-year improvement was achieved for 2014, and the performance threshold was met, the company performed below the target level set by the Committee.	5.0	3.0

People – Voluntary Employee Turnover	Measures the percentage of employees who terminate their employment with the company voluntarily. Employees who are terminated for reasons of job performance, misconduct, and reduction/layoff are not included in this calculation.	Goal set at a target level the achievement of which would require management to perform at an overall level which would rank in the top 25% of all Tenet hospitals for the prior year. The company performed above threshold performance level but slightly below target level.	5.0	4.1
TOTAL:			25.0	10.6

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

D.	Calculation of Actual AIP Awards

Based on management’s achievement of the performance goals, the Committee determined that the Named Executive Officers achieved a Balanced Scorecard score of 167.2 points, which corresponded with an actual award at 167.2% of target award levels. The annual incentive award to each Named Executive Officer is shown in the Summary Compensation Table under Non-Equity Incentive Plan Compensation and separately under footnote 4 to that table.

III.	Long-Term Incentive Compensation

A. General

We designed our long-term incentive compensation programs to align the economic interests of our Named Executive Officers with those of our shareholders. Among other things, we believe these programs incentivize our Named Executive Officers to create long-term shareholder value and are an important retention tool.

The following table summarizes the annual and special long-term incentive awards granted to each of our Named Executive Officers in 2014:

	Annual Awards		Special Awards
Named Executive Officer	Number of Restricted Stock Units	Target Long- Term Incentive Award Value(1)	Number of Restricted Stock Units	Target Long- Term Incentive Award Value(1)
Trevor Fetter	180,424	$8,000,000	-0-	—
Dan Cancelmi	42,850	$1,899,969	50,084	$3,000,032
Keith Pitts	67,658	$2,999,956	50,084	$3,000,032
Britt Reynolds	51,872	$2,300,004	25,042	$1,500,015
Audrey Andrews	20,298	$900,013	33,389	$2,000,001

(1)	Target value is based on the NYSE closing price per share of our common stock on the date of grant.

B.	2014 Annual Long-Term Incentive Compensation Program

Summary

The following table summarizes the regular annual awards in our 2014 long-term incentive compensation program, including the types of long-term awards that we granted, and the purpose, performance measured and vesting period of each type.

Type of Award	Purpose	Performance Measured	Vesting Period
Performance-vested restricted stock units	• Encourages retention • Focuses management on activities that increase long-term shareholder value consistent with financial forecasts	Adjusted EBITDA (as such term is defined above under “Performance-Based Annual Incentive Plan”)	Three years (1/3 after each year depending on attainment of adjusted EBITDA-based performance criteria in year one)

Time-vested restricted stock units	• Encourages retention • Fosters shareholder alignment among the executive team		Three years (1/3 after each year)

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

One-half (50%) of all annual award restricted stock units granted in 2014 were performance-based. All Named Executive Officers were granted restricted stock units under the annual program. The allocation of target value among the Named Executive Officers was based on an analysis of the areas on which the Committee wanted the Named Executive Officers to focus their attention in executing our long-term business strategy and the incentive and retention value of past long-term incentive awards.

Vesting Terms

Performance-Based Restricted Stock Units. For the performance-based restricted stock units, the actual number of shares to be received by our Named Executive Officers is 0%, 50%, 100%, 150% or 200% of the target share levels established by the Committee for each executive, depending on the degree to which the pre-specified performance goals are met based on the tiers of performance shown in the table below. The performance goals for the performance-based restricted stock units are based on the company’s 2014 adjusted EBITDA, as follows:

2014 Adjusted EBITDA (in Billions)	Potential Share Amount as a Percentage of Target
<$1.425	0%
$1.426-$1.625	50%
$1.626-$1.825	100%
$1.826-$1.925	150%
>$1.925	200%

Adjusted EBITDA is a primary metric that financial analysts and investors use to measure the company’s financial performance. The Committee believes that using adjusted EBITDA as the measure by which senior executives’ long-term performance is judged focuses management on the company’s financial performance and best aligns management incentives with the goals of investors. In setting the specific performance goal levels, the Committee noted that the low-end of the target-level goal range ($1.626 billion) significantly exceeded the company’s adjusted EBITDA in 2013 ($1.342 billion). In order to achieve the maximum payout, management would be required to achieve adjusted EBITDA above the high end of the earnings outlook range that management disclosed to investors in early 2014.

Time-Based Restricted Stock Units. Time-based annual restricted stock unit awards vest in one-third increments on each of the first three anniversaries of the grant date. The Committee believes the three-year vesting schedule is consistent with general market practice for time-based awards.

Committee Rationale for Annual Awards

General. The differences in long-term compensation awarded to individual Named Executive Officers are primarily attributable to the different rates of compensation paid to these officers based on their roles and functions and experience in their roles. Other factors taken into account in determining each Named Executive Officer’s long-term incentive award include: individual performance and overall work responsibilities in the company, tenure in role, peer company and survey data, the Committee’s assessment of other elements of compensation provided to the Named Executive Officers and the incentive and retention value of past long-term incentive awards.

Annual Awards to Mr. Fetter. The Committee considered several factors in determining the annual long-term equity award it granted to Mr. Fetter in 2014. Among other things, the Committee decided to reduce the value of Mr. Fetter’s total equity grant by $2 million (-20%), from $10 million in 2013 to $8 million in 2014 to take into account his receipt of a special recognition and retention award in 2013. However, in determining the size of the 2014 long-term award, the Committee believed it was appropriate to recognize Mr. Fetter’s individual performance and strong leadership as evidenced by the company’s successful integration of Vanguard, the continued expansion of its outpatient business and the continued growth of its Conifer revenue cycle management business. The Committee noted that, under Mr. Fetter’s leadership, the

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

company’s adjusted EBITDA has increased in each year of his tenure as Chief Executive Officer since 2004. In addition, the Committee took into account Mr. Fetter’s compensation against market practice, as described above under “Benchmarking Against Peer Companies.”

Annual Awards to Other Named Executive Officers. In connection with the annual awards, Mr. Fetter provided the Committee with his assessment of the performance of each of the other Named Executive Officers. Each of these four officers either joined the company or was promoted to their current role between January 2012 and October 2013, and in making annual award grants, the Committee particularly noted these individuals’ strong progression in their relatively new roles and determined that moderate increases in award levels were appropriate for each officer given their individual performances and compensation against market practice.

C.	Special Awards in 2014

In addition to the regular annual long-term incentive awards, in 2014 the Committee made special off-cycle long-term incentive awards to each Named Executive Officer other than Mr. Fetter, who did not receive any special awards in 2014. The special awards granted to the other Named Executive Officers are one-time stock awards designed to recognize these officers for their extraordinary contributions to company’s successful financial and operational results and to encourage retention.

Structure and Terms of the 2014 Special Awards

The special awards reward superior long-term performance. Two-thirds of each special grant are restricted stock units subject to performance-based vesting conditions (“Performance-Based RSUs”) and the remainder are subject to time-based vesting conditions (“Time-Based RSUs”).

The Performance-Based RSUs vest in two equal installments (the actual number of shares that may be earned ranges from 0% to 200% of the target shares depending on level of performance), based upon financial performance as follows:

•	half of the Performance-Based RSUs (one-third of the total special award) are subject to the attainment of specified adjusted EBITDA goals for the year ending December 31, 2015; and

•

the other half of the Performance-Based RSUs (one-third of the total special award) are subject to the attainment of specified compound annual growth rates of adjusted EBITDA over the three-year period ending December 31, 2018 as compared to the company’s adjusted EBITDA for the year ending December 31, 2015.

All of the Time-Based RSUs vest on the fifth anniversary of the grant date, August 25, 2019.

To incentivize these officers to remain with the company, all RSUs (including vested RSUs) represented by the special awards are subject to forfeiture if the officer’s employment is terminated for cause or, subject to certain limited exceptions relating to death, disability or a change in control, he or she voluntarily resigns for any reason prior to August 25, 2019.

Committee Rationale for 2014 Special Awards

In granting these special awards, the Committee took into account the unique circumstances surrounding the immense growth in the organization’s size, scope and complexity in recent years. The Committee specifically recognized the superior performance of certain senior leaders in the company and concluded that a unique award was needed to recognize the significant increases in the responsibilities of these officers and to incentivize their long-term retention and achievement of long-term performance goals. In assessing the retention purposes of the awards, the Committee noted that each of these officers is highly marketable, given their age and stature in our industry, and the special awards will incentivize these officers to remain at the company and committed to its future growth and performance in a time of rapid change.

46	Tenet 2015 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

D.	Committee Governance Policies Regarding Equity Grants

Equity Grant Timing and Stock Option Exercise Prices

Historically, we have made annual equity awards to the Named Executive Officers and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date when the Compensation Committee approves the grant, which occurs at a meeting date which is generally scheduled more than one year in advance.

We occasionally may grant equity awards, including stock options (though no options were granted during 2014) to newly hired employees, employees who have been promoted to executive officer positions, or for special recognition or retention outside of the annual grant process. For options awarded outside of the annual grant process cycle, the grant date generally is the last trading day of the month of hire or the approval of the promotion or retention award. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day.

Compensation Committee approval is required in all cases where the recipient of the equity grant is a Named Executive Officer or other senior officer.

Executive Officer Stock Ownership and Stock Retention Requirements

Our Board of Directors has adopted stock ownership and stock retention requirements for our non-employee directors and all company officers with the title of Senior Vice President and above, to further align their personal interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

Executive Level	Market Value of Common Stock Owned as a Multiple of Base Salary
Chief Executive Officer	6x
Vice Chairman, Chief Financial Officer and President of Hospital Operations	2x
Senior Vice President	1x

Shares counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or restricted stock units; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or restricted stock units until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or restricted stock units less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

As of March 11, 2015, all Named Executive Officers were in compliance with the requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the company’s common stock.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Prohibition on Hedging or Pledging Our Stock

Our insider trading policy prohibits any Named Executive Officer or any other officer or employee subject to its terms (approximately 80 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

IV.	Perquisites

Tenet owns and operates aircraft that we believe provide for a more efficient use of our executives’ time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed.

Under our aircraft usage policy, our Chief Executive Officer and certain other employees of the company approved by him from time to time are eligible to use the company’s aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining company aircraft. To the extent any travel on our aircraft results in imputed income to a Named Executive Officer, the company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income.

Under our aircraft usage policy, Mr. Fetter must reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2014, Mr. Fetter’s personal use of the corporate aircraft totaled approximately 65 hours. The incremental cost of his use is disclosed in the Summary Compensation Table.

We do not provide our Named Executive Officers with any other significant perquisites.

V.	Executive Severance Plan

In 2006, we adopted the Tenet Executive Severance Plan (“ESP”), which is applicable to our Named Executive Officers and certain other senior managers and officers of the company, including hospital chief executive officers. The terms of the ESP were approved by the Compensation Committee after consultation with the Consultant at the time it was adopted.

The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. In May 2012, our Compensation Committee eliminated from the ESP all gross-ups of excise taxes upon a change of control to current and future participants.

The ESP is intended to continue the company’s practice of strengthening retention and recruitment by offering competitive compensation packages consistent with industry standards. Each of the Named Executive Officers participates in the ESP. The severance periods for the company’s Named Executive Officers under the ESP were determined by the Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar sized companies, and (3) the Committee’s analysis of the future financial impact of various severance compensation scenarios on each of these executives and on the company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

A more detailed description of the ESP is contained in “Potential Payments Upon Termination or Change of Control” beginning on page 61.

VI.	Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides our Named Executive Officers (and certain other officers) with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the executive’s years of service, age and earnings. Benefit amounts received under the SERP are reduced (offset) by any benefit received under the Tenet Executive Retirement Account described below.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Our SERP has been in place since 1984. It is similar to the types of defined benefit retirement plans that other large companies maintain for their senior executives, especially among our hospital company peers. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the Pension Benefits Table on page 58.

In 2011, the Committee adopted a policy, subject to limited exceptions, precluding new participants in the SERP from receiving age and service credits for periods not worked, including for severance periods. In May 2014, the Committee adopted a policy to discontinue the admission of future new entrants into the SERP. The SERP will be continued for existing participants, including each of the current Named Executive Officers, but the Committee does not intend to include any additional new participants into the SERP. As of December 31, 2014, 22 current employees of the company (including the Named Executive Officers) participated in the SERP.

VII.	Executive Retirement Account

In 2007, we established the Tenet Executive Retirement Account (the “ERA”) in order to attract and retain certain members of company management, particularly those not eligible to participate in the SERP. The company makes an annual contribution to the ERA each year on behalf of each participant in an amount equal to a specified percentage of the participant’s base salary. Such contributions accrue earnings credits. Upon a qualifying termination, participants are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon becoming eligible to participate in the SERP, a participant’s ERA account balance is frozen and such participant is no longer eligible to receive contributions or earnings credits under the ERA. Such individual, however, may continue to accrue years of vesting service under the ERA.

Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in our SERP. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by any benefit received under the ERA.

VIII.	Deferred Compensation Plan

Our Named Executive Officers and other eligible management employees may defer under our 2006 Deferred Compensation Plan (the “2006 DCP”) a portion of their base salary and annual incentive compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 6% of compensation. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of their income until such time as the employee is more likely to be in a lower tax bracket, usually at retirement, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits did not apply.

Each of the Named Executive Officers is eligible to participate in the 2006 DCP. Additional details regarding our deferred compensation plans are set out under “Deferred Compensation Plans” beginning on page 60.

IX.	Employee Benefits

Our Named Executive Officers participate in the company’s broad-based programs generally available to all employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP we provide additional life insurance and accidental death and dismemberment insurance as described under “Potential Payments Upon Termination or Change of Control – Death, Disability and Retirement” beginning on page 61. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to any Named Executive Officer (other than the chief financial officer employed at the end of the year), but exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee generally seeks to structure performance-based compensation in a manner intended to satisfy these requirements. Beginning in 2015, we may become subject to the provisions of Section 162(m)(6), which imposes a deductibility limit of $500,000 for compensation paid to all of our employees, including our Named Executive Officers. Furthermore, the exception for “performance-based compensation” is not applicable to the $500,000 deductibility limitation under Section 162(m)(6).

The Board and the Committee reserve the authority to award nondeductible compensation as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, no assurance can be given that compensation intended by the Committee to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

50	Tenet 2015 Proxy Statement

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation in the years ended December 31, 2014, 2013 and 2012 for our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated other executive officers during 2014 (collectively, the “Named Executive Officers”). Additional information concerning our Named Executive Officers’ compensation can be found in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 31.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Trevor Fetter Chief Executive Officer and President	2014 2013 2012	1,250,000 1,207,983 1,103,447	-0- -0- -0-		8,000,000 17,500,077 2,599,000	-0- 2,499,193 2,613,260	3,857,428 1,313,996 1,615,627	4,612,782 -0- 3,107,174	229,897 212,878 201,895	17,950,107 22,734,127 11,240,403
Daniel J. Cancelmi Chief Financial Officer	2014 2013 2012	565,923 484,865 391,758	-0- -0- -0-		4,900,001 1,700,000 1,685,500	-0- 249,914 492,000	984,001 277,494 245,274	2,316,274 366,203 453,204	15,575 29,405 7,148	8,781,774 3,107,881 3,274,884
Keith B. Pitts Vice Chairman(7)	2014 2013	699,992 145,379	-0- -0-		5,999,987 2,500,030	-0- -0-	1,170,400 -0-	515,666 -0-	179,962 8,956	8,566,007 2,654,365
Britt T. Reynolds President of Hospital Operations	2014 2013 2012	690,616 663,500 650,000	-0- -0- 462,000	(8)	3,800,020 2,100,019 1,868,250	-0- -0- 675,740	1,356,167 445,357 630,812	648,483 184,693 282,625	41,268 24,254 179,275	6,536,554 3,417,823 4,748,702
Audrey T. Andrews SVP and General Counsel(7)	2014 2013	459,616 411,702	-0- -0-		2,900,014 800,037	-0- -0-	595,650 167,280	976,419 102,350	11,218 6,884	4,942,917 1,488,253

(1)

Includes amounts deferred by the Named Executive Officers under the 2006 DCP. For further information, see the table and related discussion under “Nonqualified Deferred Compensation” beginning on page 60.

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EXECUTIVE COMPENSATION (CONTINUED)

(2)

Values in this column represent the grant date fair value of performance-based restricted stock unit awards and time-vested restricted stock unit awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K. For performance-based restricted stock unit awards, the value shown is based on the probable outcome of the conditions at grant date. Amounts payable under these awards can range from 0% to 200% of the target awards. Assuming the highest level of performance is achieved, the grant date fair values of the performance-based restricted stock units granted in 2014 would have been:

Name	Grant Date	Stock Award at Grant Date Value ($)	Stock Award at Highest Level of Performance Conditions ($)
Trevor Fetter	2/26/14	8,000,000	12,000,000
Daniel Cancelmi	2/26/14 8/25/14	1,899,969 3,000,032	2,849,954 5,000,033
Keith Pitts	2/26/14 8/25/14	2,999,956 3,000,032	4,499,934 5,000,033
Britt Reynolds	2/26/14 8/25/14	2,300,004 1,500,016	3,450,007 2,499,986
Audrey Andrews	2/26/14 8/25/14	900,013 2,000,001	1,350,020 3,333,315

(3)

Values in this column represent the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on Form 10-K.

(4)

This column reflects cash awards under our AIP in the amounts set forth below. In addition, pursuant to applicable regulations, this column also reflects the amounts set forth below which are deemed earned in 2014 with respect to performance cash awarded to the Named Executive Officers in 2012 under our 2008 Stock Incentive Plan (in the form of cash-settled “performance awards”). Amounts actually realized under these awards range from 0% to 200% of the total target award values and are based upon the company’s achievement of annual free cash flow and return on invested capital (“ROIC”) goals over a three-year measurement period. The annual free cash flow and ROIC metrics are each weighted at 50%. In 2014, our actual free cash flow was $(206) million and our actual ROIC was 15.1%, which resulted in the following:

•

In 2014, our actual free cash flow results were less than the threshold goal level of $381 million. In the case of ROIC, our actual results exceeded the target goal level of 13.7%. Fiscal year 2014 is the third and final measurement year of the 2012 performance cash program and is weighted at 50% of the total target award values.

Components of 2014 Non-Equity Incentive Plan Compensation
Name	2014 Annual Incentive Plan ($)	Performance Cash Awarded in 2012 ($)	Total Non- Equity Incentive Plan Compensation ($)
Trevor Fetter	3,135,000	722,428	3,857,428
Daniel Cancelmi	953,040	30,961	984,001
Keith Pitts	1,170,400	—	1,170,400
Britt Reynolds	1,170,400	185,767	1,356,167
Audrey Andrews	595,650	—	595,650

(5)

The amounts shown for each Named Executive Officer represent the change in the actuarial present value of accumulated benefits under our SERP. In 2013, the changes in value were $(593,719) and $-0- for Mr. Fetter and Mr. Pitts, respectively. No Named Executive Officer received preferential or above-market earnings on deferred compensation.

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EXECUTIVE COMPENSATION (CONTINUED)

(6)	Amounts shown in this column for 2014 include the following:

	Fetter	Cancelmi	Pitts	Reynolds	Andrews
Premiums for long-term disability and survivor benefit life insurance under our SERP	$3,785	$3,683	$3,919	$3,625	$3,418
Matching contributions under our 401(k) Retirement Savings Plan	7,800	7,800	7,800	7,800	7,800
Matching contributions under our 2006 DCP	32,492	4,092	-0-	13,914	-0-
Personal use of company aircraft*	185,820	-0-	28,627	15,929	-0-
Relocation expenses	-0-	-0-	138,974	-0-	-0-
Tax gross-up on reimbursement of relocation expenses	-0-	-0-	642	-0-	-0-
Total	$229,897	$15,575	$179,962	$41,268	$11,218

*	Amounts shown in this row represent the incremental costs associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

(7)	Mr. Pitts and Ms. Andrews were not Named Executive Officers during 2012. Therefore, no compensation information for 2012 appears in the Summary Compensation Table for these individuals.

(8)	Reflects one-time cash signing bonus paid as an incentive for Mr. Reynolds to join the company and to compensate him for compensation forfeited at his prior employer.

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EXECUTIVE COMPENSATION (CONTINUED)

Grants of Plan-Based Awards During 2014

The following table sets forth information concerning grants of equity made in 2014 under our stock incentive plans and grants of cash that potentially could have been earned in 2014 under our AIP.

Name	Award Type(1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Trevor Fetter	AIP PRSU RSU	2/26/14 2/26/14	-0-	1,875,000	3,750,000	45,106	90,212	180,424	90,212	4,000,000 4,000,000
Dan Cancelmi	AIP PRSU RSU PRSU RSU	2/26/14 2/26/14 8/25/14 8/25/14	-0-	570,000	1,140,000	10,713 -0-	21,425 33,389	42,850 66,778	21,425 16,695	949,985 949,985 2,000,001 1,000,031
Keith Pitts	AIP PRSU RSU PRSU RSU	2/26/14 2/26/14 8/25/14 8/25/14	-0-	700,000	1,400,000	16,915 -0-	33,829 33,389	67,658 66,778	33,829 16,695	1,499,978 1,499,978 2,000,001 1,000,031
Britt Reynolds	AIP PRSU RSU PRSU RSU	2/26/14 2/26/14 8/25/14 8/25/14	-0-	700,000	1,400,000	12,968 -0-	25,936 16,694	51,872 33,388	25,936 8,348	1,150,002 1,150,002 999,971 500,045
Audrey Andrews	AIP PRSU RSU PRSU RSU	2/26/14 2/26/14 8/25/14 8/25/14	-0-	356,250	712,500	5,075 -0-	10,149 22,259	20,298 44,518	10,149 11,130	450,007 450,007 1,333,314 666,687
(1)

AIP Awards. Awards designated “AIP” are awards that our Named Executive Officers might have earned during 2014 under our AIP, dependent upon our 2014 performance. Awards actually earned are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Restricted Stock Unit Awards. Awards designated “RSU” reflect time-vested restricted stock unit awards under our 2008 Stock Incentive Plan. The RSUs granted on February 26, 2014 vest ratably on each of the first three anniversaries of the grant date and the RSUs granted on August 25, 2014 vest on the fifth anniversary of the grant date.

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EXECUTIVE COMPENSATION (CONTINUED)

Performance-Based Restricted Stock Unit Awards. Awards designated “PRSU” reflect performance-based restricted stock unit awards under our 2008 Stock Incentive Plan. The following table summarizes the terms of the 2014 awards.

Name	Grant Date	NYSE Closing Price on Grant Date	Potential Payout Range	Vesting Period
Trevor Fetter Dan Cancelmi Keith Pitts Britt Reynolds Audrey Andrews	2/26/14	$44.34	Actual shares to be received range from 0% to 200% of the target share level shown, depending on the degree to which specified performance goals are met.	Three years (one-third after each year depending on attainment of adjusted EBITDA-based performance goals in year one). In February 2015, the Compensation Committee certified that based on the company’s 2014 adjusted EBITDA, for each recipient the number of shares eligible for payout would be 200% of the target share level. These shares provisionally vested upon such certification and now vest in one-third increments on each of the first three anniversaries of the grant date.

Dan Cancelmi Keith Pitts Britt Reynolds Audrey Andrews	8/25/14	$59.90	Actual shares to be received range from 0% to 200% of the target share level shown, depending on the degree to which specified performance goals are met.

50% of the PRSUs – five years, depending on attainment of adjusted EBITDA-based performance criteria with respect to the year ending December 31, 2015.

50% of the PRSUs – five years, depending on attainment of performance criteria based on company’s compound annual growth rate of adjusted EBITDA over the three-year period ending December 31, 2018 as compared to the company’s adjusted EBITDA for the year ending December 31, 2015.

(2)

We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant (February 26, 2014: $44.34; August 25, 2014: $59.90). For performance-based restricted stock units, the value shown is based on the probable outcome of the performance conditions at grant date. Assumptions used in the calculation of the amounts shown are discussed in Note 8 to the consolidated financial statements for the year ended December 31, 2014 included in our Annual Report on 10-K.

Tenet 2015 Proxy Statement	55

EXECUTIVE COMPENSATION (CONTINUED)

Outstanding Equity Awards

The following table sets forth information as of December 31, 2014 with respect to outstanding equity awards granted to each of the Named Executive Officers. Where applicable, the numbers of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

2014 Outstanding Equity Awards at Fiscal Year-End Table

		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Trevor Fetter	2/22/06	182,924				31.72	2/22/16
	3/1/07	182,000				26.40	3/1/17
	3/6/08	416,750				19.76	3/6/18
	2/25/10	52,532				20.12	2/25/20
	2/25/10	52,532	(4)			20.12	2/25/20
	2/29/12	72,832		36,418		22.60	3/1/22
	2/29/12	72,832	(4)	36,418	(4)	22.60	3/1/22
	2/29/12							19,166		971,141
	2/29/12							19,166	(4)	971,141
	2/28/13			171,844	(5)	39.31	2/28/18
	2/28/13							63,598		3,222,511
	2/28/13							63,598	(4)	3,222,511
	6/13/13							106,090	(6)	5,375,580
	6/13/13										106,090	5,375,580
	2/26/14							90,212		4,571,042
	2/26/14							180,424	(4)	9,142,084
Total values										$27,476,010		$5,375,580
Dan Cancelmi	2/29/12							3,332		168,832
	4/30/12							25,000	(7)	1,266,750
	9/28/12	25,000		12,500		25.08	9/28/22
	9/28/12							12,500		633,375
	2/28/13			17,188	(5)	39.31	2/28/18
	2/28/13							14,416		730,459
	2/28/13							14,416	(4)	730,459
	2/26/14							21,425		1,085,605
	2/26/14							42,850	(4)	2,171,210
	8/25/14							16,695		845,936	33,389	1,691,821
Total values										$7,632,625		$1,691,821
Keith Pitts	10/1/13							40,288		2,041,393
	2/26/14							33,829		1,714,115
	2/26/14							67,658	(4)	3,428,231
	8/25/14							16,695		845,936	33,389	1,691,821
Total Values										$7,632,625		$1,691,821
Britt Reynolds	2/29/12	18,832		9,418		22.60	3/1/22
	2/29/12	18,832	(4)	9,418	(4)	22.60	3/1/22
	2/29/12							5,000		253,350
	2/29/12							5,000	(4)	253,350
	2/28/13							17,808		902,331
	2/28/13							17,808	(4)	902,331
	2/26/14							25,936		1,314,177
	2/26/14							51,872	(4)	2,628,354
	8/25/14							8,348		422,993	16,694	845,885
Total values										$6,676,887		$845,885
Audrey Andrews	2/29/12							4,166		211,091
	2/28/13							6,784		343,745
	2/28/13							6,784	(4)	343,745
	2/26/14							10,149		514,250
	2/26/14							20,298	(4)	1,028,500
	8/25/14							11,130		563,957	22,259	1,127,864
Total values										$3,005,288		$1,127,864

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(1)	Except as otherwise noted in the table, all awards vest ratably on each of the first three anniversaries of the grant date and, in the case of options, have a term of ten years.

(2)	Based on the NYSE closing price of $50.67 per share of our common stock on December 31, 2014.

(3)

The awards shown in this column are performance-based restricted stock units which remain subject to performance-based vesting conditions. A description of the 2014 performance-based restricted stock units appears in footnote 1 to the Grants of Plan-Based Awards During 2014 Table and under “Long-Term Incentive Compensation” beginning on page 44. Pursuant to applicable regulations, the numbers shown are based on achievement at the goal levels shown below:

Name	Grant Date	Performance Level Assumed ($)
Trevor Fetter	6/13/13	Target
Daniel Cancelmi	8/25/14	Target
Keith Pitts	8/25/14	Target
Britt Reynolds	8/25/14	Target
Audrey Andrews	8/25/14	Target

(4)

The award shown represents performance-based stock options or restricted stock units, as applicable, that are no longer subject to performance-based conditions because the conditions have been satisfied. These awards now vest ratably on each of the first three anniversaries of the grant date. In the case of the awards made on February 26, 2014 to each of the Named Executive Officers, in February 2015, the Compensation Committee certified that the performance metric was achieved at the maximum level, which corresponds to the numbers of shares shown for these awards. These awards provisionally vested upon such certification and will vest based on continued employment over the three-year vesting period.

(5)	These stock options vest on the third anniversary of the date of grant.

(6)	One-half of these restricted stock units vest on the third anniversary of the date of grant and one-half will vest on the sixth anniversary of the date of grant.

(7)	These restricted stock units vest on the fifth anniversary of the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and restricted stock unit awards exercised and vested, respectively, during 2014 for the Named Executive Officers.

2014 Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)(3)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(3)(4)
Trevor Fetter	117,333	1,568,273	160,806	7,256,670
Dan Cancelmi	12,291	233,707	32,331	1,640,047
Keith Pitts	-0-	-0-	20,143	1,163,057
Britt Reynolds	-0-	-0-	27,806	1,226,801
Audrey Andrews	2,208	31,422	13,451	600,333

(1)	Where applicable, the numbers of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of common stock on the date of exercise.

(3)	These amounts represent gain realized on prior-year equity compensation and are not considered 2014 compensation.

(4)

Calculated by multiplying the number of shares vested by the market price of common stock on the vesting date. The values shown do not represent proceeds actually received by the Named Executive Officers, as shares were withheld to cover applicable taxes.

Tenet 2015 Proxy Statement	57

EXECUTIVE COMPENSATION (CONTINUED)

Pension Benefits

The following table sets forth information as of December 31, 2014 with respect to our SERP and ERA, which provide for payments or other benefits in connection with the retirement of the Named Executive Officers.

2014 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)(3)		Payments During Last Fiscal Year ($)
Trevor Fetter	SERP	19	15,830,228		-0-
Dan Cancelmi	SERP ERA	20 20	3,752,195 69,502	(4)	-0- -0-
Keith Pitts	SERP	1	515,666		-0-
Britt Reynolds	SERP	3	1,070,206		-0-
Audrey Andrews	SERP ERA	16 16	1,965,100 55,858	(4)	-0- -0-

(1)

None of the Named Executive Officers has been credited with years of service in excess of his or her actual years of service with the company. However, to incentivize Mr. Pitts to join the company following the October 2013 acquisition of Vanguard and to encourage retention we agreed that, following his completion of five years of service with Tenet, Mr. Pitts would be credited with his service at Vanguard for the purpose of determining benefits under our SERP.

(2)

Computed as of December 31, 2014, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2014, which are included in our Annual Report on Form 10-K filed with the SEC on February 23, 2015.

(3)

Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2014, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 4.25%.

(4)

The amount shown is the present value of the full accumulated benefit amount under the SERP; however, the amount received under the SERP upon retirement will be reduced (offset) by any benefit received under the ERA.

Supplemental Executive Retirement Plan

The SERP provides our Named Executive Officers (and certain other executives) with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following the attainment of age 62, subject to the six-month delay applicable to key employees under Section 409A. At retirement, the monthly benefit paid to a participant will be a product of four factors:

highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement	x	years of service with the company (max of 20 years)[1]	x	vesting factor	x	percentage factor (to offset certain other retirement benefits)

(1)

For first five years of participation in the SERP a participant is given partial credit for years of service performed prior to the participant’s enrollment in the SERP. Upon achieving five years of SERP participation, a participant receives full credit for service years performed prior to SERP participation.

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The monthly SERP benefit is reduced in the event of a participant’s early retirement (age 55 with 10 years of service) or termination of employment prior to age 62, by 3.0% for each year early retirement or termination occurs before age 62 (max reduction of 21%). Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62 or at age 60 with at least five years of service. Mr. Fetter is our only Named Executive Officer presently eligible for early retirement under the SERP.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. SERP benefits payable in the event of a termination of employment within two years of a change of control event described in Section 409A will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A. Otherwise any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

None of our Named Executive Officers has received credited service under the SERP for years not worked, however:

•

the ESP, which was adopted during 2006, would provide each Named Executive Officer with the accrual of age and service credit under the SERP during his or her “severance period.” The SERP and ESP have been amended to eliminate these accruals during the severance period for employees that became SERP participants after August 3, 2011, including Messrs. Pitts and Reynolds.

•

To incentivize Mr. Pitts to join the company following the October 2013 acquisition of Vanguard and to encourage retention, the Committee approved a limited exception to its policy to grant Mr. Pitts credit for his 14 year employment with Vanguard, which is now a wholly-owned subsidiary of the company, subject to his completion of five years of service with Tenet. If Mr. Pitts does not satisfy the five-year employment condition, he will forfeit his entitlement to all SERP benefits. In approving the conditional credit for Vanguard service, the Committee took into account:

•	the fact that the other company for which we would count Mr. Pitts’ service time (Vanguard) now comprises a substantial portion of Tenet’s business;

•	Mr. Pitt’s unique ability to help complete the integration of Vanguard into our operations, which we believe is critical for our long-term success; and

•	Mr. Pitts’ extensive background and experience in the acquisition and development area.

During their employment, SERP participants are provided a life insurance and accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

Executive Retirement Account

No Named Executive Officers currently accrue benefits under both the SERP and the ERA. The ERA is maintained primarily for members of company management who are not eligible to participate in the SERP. Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in our SERP. While they were active participants in the ERA, the company made an annual contribution to the ERA each year on their behalf in an amount equal to a specified percentage of their respective base salaries. Such contributions accrued earnings credits. Upon a qualifying termination, participants in the ERA are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon becoming participants in the SERP, Mr. Cancelmi’s and Ms. Andrews’ participation in the ERA and their account balances were frozen and no additional contributions or earnings credits will be made, though they continue to accrue years of vesting service. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by the benefit received under the ERA.

Tenet 2015 Proxy Statement	59

EXECUTIVE COMPENSATION (CONTINUED)

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2014 with respect to our deferred compensation plans.

2014 Nonqualified Deferred Compensation Table

Name	Plan Name(1)	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
Trevor Fetter	2006 DCP 2001 DCP	137,181 -0-	32,492 -0-	57,430 42,533	-0- -0-	1,643,136 302,764
Dan Cancelmi	2006 DCP	8,184	4,092	9,163	-0-	131,073
Keith Pitts		-0-	-0-	-0-	-0-	-0-
Britt Reynolds	2006 DCP	27,828	13,914	8,496	-0-	121,795
Audrey Andrews		-0-	-0-	-0-	-0-	-0-

(1)	More information about our two deferred compensation plans appears below under “Deferred Compensation Plans.”

(2)	Included in the amounts represented in the Summary Compensation Table as “Salary” and “Non-Equity Incentive Plan Compensation.”

(3)	Included in the amounts represented in the Summary Compensation Table as “All Other Compensation.”

(4)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(5)

The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in the Summary Compensation Table as compensation for years 2006 through 2013: Mr. Fetter, $1,135,018; Mr. Cancelmi, $-0-; Mr. Pitts, $-0-; Mr. Reynolds, $50,728; and Ms. Andrews, $-0-. The fiscal year-end balance reported for the 2001 DCP includes $842 for Mr. Fetter that was previously reported in the Summary Compensation Table as compensation for years 2006 through 2013. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Deferred Compensation Plans

We maintain two deferred compensation plans: (i) the Third Amended and Restated Tenet 2006 Deferred Compensation Plan (“2006 DCP”), a Section 409A compliant plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005; and (ii) the Ninth Amended and Restated Tenet 2001 Deferred Compensation Plan (“2001 DCP”), a grandfathered plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005. No additional elective deferrals or employer contributions may be made to the 2001 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP; however, Mr. Pitts and Ms. Andrews do not currently participate in this plan.

Employee participants are permitted to elect up to six types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP:

(i) base compensation deferrals of up to 75% of eligible compensation (base salary and certain other cash compensation, but excluding bonuses under the AIP);

(ii) bonus deferrals of up to 100% of bonus under the AIP (97% if a bonus with match deferral is made as described below);

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(iii) base compensation with match deferrals of up to 6% of eligible compensation when the employee reaches certain statutory limits on contributions under our 401(k) Plan;

(iv) bonus with match deferrals of 6% of bonus under the AIP;

(v) if authorized, discretionary compensation deferrals; and

(vi) if authorized, restricted stock unit deferrals, of up to 100% of the restricted stock units awarded under our stock incentive plans.

We will make an employer matching contribution to the 2006 DCP equal to 50% of an employee’s base compensation with match deferrals and/or bonus with match deferrals. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP during 2014. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may be made in cash or in shares of our common stock, and may be made in the form of a lump sum payment or annual installments over a one to 15 year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A. Under certain circumstances, a participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control.

Participants may request, on a daily basis, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2014 of 3.79%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Potential Payments Upon Termination or Change of Control

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if a Named Executive Officer’s employment had terminated on December 31, 2014, given his or her compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $50.67 per share of our common stock on that date. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. A Named Executive Officer’s benefits under our deferred compensation plans will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of a Named Executive Officer, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies provided in connection with the SERP. We provide coverage under each policy in an amount up to two times a Named Executive Officer’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2014, the survivors of the

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EXECUTIVE COMPENSATION (CONTINUED)

Named Executive Officers would receive the following lump sum cash payments: Mr. Fetter, $1,600,000; Mr. Cancelmi, $3,401,000; Mr. Pitts, $2,301,000; Mr. Reynolds, $3,701,000; and Ms. Andrews, $3,501,000. In addition, under the SERP, the surviving spouse of a deceased Named Executive Officer would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive.

Upon total and permanent disability, a Named Executive Officer would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

Upon retirement, a Named Executive Officer would receive a pro-rata bonus earned under the AIP for the year that includes the date of retirement.

Pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if a Named Executive Officer dies, becomes totally and permanently disabled or, in the case of stock options only, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards will be subject to pro-rata vesting and settlement if and when the performance criteria are satisfied, based on the period of time employed during the performance period.

The table set forth below reflects the estimated aggregate amount of payments and other benefits each Named Executive Officer would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2014. As of December 31, 2014, none of our Named Executive Officers was considered retirement eligible for purposes of the SERP or accelerated equity vesting.

Name	Termination Scenario	SERP Benefit ($)(1)	Accelerated Equity Awards ($)(2)	Total ($)
Trevor Fetter	Death	8,724,755	36,848,699	45,573,454
	Disability	13,446,151	36,848,699	50,294,850
	Retirement	-0-	-0-	-0-
Dan Cancelmi	Death	2,582,814	9,839,576	12,422,390
	Disability	3,209,200	9,839,576	13,048,776
	Retirement	-0-	-0-	-0-
Keith Pitts	Death	-0-	9,721,496	9,721,496
	Disability	436,005	9,721,496	10,157,501
	Retirement	-0-	-0-	-0-
Britt Reynolds	Death	-0-	8,051,499	8,051,499
	Disability	925,058	8,051,499	8,976,557
	Retirement	-0-	-0-	-0-
Audrey Andrews	Death	1,238,742	4,133,152	5,371,894
	Disability	1,690,972	4,133,152	5,824,124
	Retirement	-0-	-0-	-0-

(1)

Represents the present value of the benefit payable under the SERP in each of the named scenarios based on each Named Executive Officer’s years of service to the company as of the date of death, disability or retirement and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-consecutive month period. Further, in the case of death and disability, the prior service credit percentage described under “Supplemental Executive Retirement Plan” on page 58 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the Pension Benefits Table on page 58

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because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62.

(2)

Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $50.67 per share of our common stock on December 31, 2014 with respect to restricted stock units.

Non-Cause Termination/No Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, and with respect to the ESP, further subject to signing a severance agreement containing restrictive covenants as well as a release, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), outside the context of a change of control of the company:

•

Severance pay (base salary plus target bonus) during the “severance period” which is three years for Mr. Fetter, 2 1/2 years for Mr. Cancelmi, Mr. Pitts and Mr. Reynolds, and 1 1/2 years for Ms. Andrews;

•	Pro-rata bonus earned under the Annual Incentive Plan for the year that includes the date of termination;

•

Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs; provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination; reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period;

•	Outplacement services not to exceed $25,000;

•

Pursuant to the terms of the ESP, the Named Executive Officers will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards and stock options vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria, performance-based restricted stock unit awards and performance-based stock options vest upon a non-cause termination (with proration for any performance period not completed as of termination with respect to performance-based restricted stock unit awards);

•

Performance cash awards are subject to the same treatment as performance-based restricted stock unit awards with respect to any performance period not completed as of termination (any previously “banked” amounts shall also be payable); and

•	Age and service credit under the SERP during the severance period, for employees who became participants in the SERP prior to August 3, 2011.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2014.

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)(2)	Outplacement Services ($)	Additional SERP Benefit ($)(3)	Accelerated Equity Awards ($)(4)	Excise Tax Reimburse- ments ($)	Total ($)
Trevor Fetter	9,375,000	41,214	25,000	8,456,975	36,848,699	Not offered	54,746,888
Dan Cancelmi	2,925,000	34,345	25,000	-0-	9,839,576		12,823,921
Keith Pitts	3,500,000	29,173	25,000	-0-	9,721,496		13,275,668
Britt Reynolds	3,500,000	34,345	25,000	-0-	8,051,499		11,610,844
Audrey Andrews	1,246,875	22,954	25,000	220,440	4,133,152		5,648,421

Tenet 2015 Proxy Statement	63

EXECUTIVE COMPENSATION (CONTINUED)

(1)

Severance is paid on a bi-weekly basis at termination, subject to certain amounts being delayed for a six-month period in compliance with Section 409A. Severance pay will be reduced for any SERP benefits that become payable during the severance period. For employees who became participants in the SERP prior to August 3, 2011, at the end of the severance period, the Named Executive Officer’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The Named Executive Officer’s severance pay will not be considered in calculating his or her final average earnings under the SERP.

(2)

Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)

Represents the present value of the additional benefit payable under the SERP which is attributable to the additional age and service credits that the Named Executive Officers accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the Death, Disability and Retirement table on page 62; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the company.

(4)

Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $50.67 per share of our common stock on December 31, 2014 with respect to restricted stock units.

Non-Cause Termination/Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, each of the Named Executive Officers is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the “protection period”):

•

The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the “severance period” is three years for Messrs. Fetter, Cancelmi, Pitts and Reynolds and two years for Ms. Andrews. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply; and

•

Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted by the successor to the company will accelerate and become vested upon a non-cause termination in connection with a change of control; performance-based restricted stock units and performance-based stock options will vest subject to the satisfaction of performance criteria (with proration for any performance period not completed as of termination).

In 2012 the company amended the ESP to eliminate all reimbursements and gross-ups with respect to golden parachute excise taxes. Pursuant to the ESP, if any payment or other benefit to which an executive is entitled under the ESP or otherwise will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive’s payments and benefits shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever of the amounts results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits.

64	Tenet 2015 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2014.

Name	Cash Severance ($)(1)	Health and Welfare Benefits ($)(2)	Outplacement Services ($)	Additional SERP Benefit ($)(3)	Accelerated Equity Awards ($)(4)	ESP Cutback for Excise Tax Avoidance ($)(5)	Excise Tax Reimburse- ments ($)	Total ($)
Trevor Fetter	9,375,000	41,214	25,000	7,947,245	36,848,699	-0-	Not offered	54,237,158
Dan Cancelmi	3,510,000	41,214	25,000	5,106,764	9,839,576	-0-		18,522,554
Keith Pitts	4,200,000	35,007	25,000	705,731	9,721,496	(1,894,479)		12,792,755
Britt Reynolds	4,200,000	41,214	25,000	2,205,422	8,051,499	-0-		14,523,135
Audrey Andrews	1,662,500	30,605	25,000	4,347,451	4,133,152	-0-		10,198,708

(1)

In the case of a non-cause termination that occurs during the six months preceding either a change of control described in Section 409A or a change of control that is not described in Section 409A, severance pay will be paid in the same manner as a termination that is not related to a change in control. In the case of a non-cause termination that occurs within two years following a change of control described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, subject to any six-month delay required by Section 409A. In the case of a non-cause termination that occurs during the two years following a change of control that is not described in Section 409A, payment of severance pay under the ESP will be made to the Named Executive Officer in a lump sum at termination, to the extent permitted under Section 409A without penalty, and the remainder of such severance pay will be paid in the same manner as a termination that is not related to a change in control.

(2)

Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)

Represents the present value of the SERP benefit payable in the event of a non-cause termination related to a change of control of the company in excess of the present value of the SERP benefit payable in the event of a non-cause termination unrelated to a change in control, which is presented in the “Additional SERP Benefit” column of the table on page 63. The additional SERP benefit amounts would include age and service credits for the Named Executive Officers that would accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011, and would be based on: (i) the deemed full vesting of the Named Executive Officers in their SERP benefits without regard to their actual years of service; (ii) all of their years of service to the company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period; and (iii) the immediate commencement of SERP benefits without any reduction in benefits for early commencement.

In the event of a change of control of the company without termination of employment, the additional retirement benefits payable under the SERP to the Named Executive Officers would be as follows: Mr. Fetter, $25,033,541; Mr. Cancelmi, 6,323,625; Mr. Pitts; $541,476; Mr. Reynolds, $1,551,167, and Ms. Andrews, $3,525,752. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the benefit cutback provisions of the ESP for the avoidance of golden parachute excise taxes are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the Pension Benefits table on page 58 and those benefits would also be payable upon retirement.

Present value calculations use the assumptions discussed in footnote 3 to the Pension Benefits Table.

(4)

Performance-based restricted stock unit awards are reported at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected have been calculated using the NYSE closing price of $50.67 per share of our common stock on December 31, 2014 with respect to restricted stock units.

(5)	Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax.

Tenet 2015 Proxy Statement	65

EXECUTIVE COMPENSATION (CONTINUED)

Definitions:

“Cause” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans is defined as (a) when used in connection with a qualifying termination triggering benefits outside the context of a change of control, an executive’s: (i) dishonesty, (ii) fraud, (iii) willful misconduct, (iv) breach of fiduciary duty, (v) conflict of interest, (vi) commission of a felony, (vii) material failure or refusal to perform his job duties in accordance with company policies, (viii) a material violation of company policy that causes harm to the company or an affiliate, or (ix) other wrongful conduct of a similar nature and degree; (b) when used in connection with a qualifying termination triggering benefits in the context of a change of control: (i) any intentional act or misconduct materially injurious to the company or any affiliate, financial or otherwise, including, but not limited to, misappropriation or fraud, embezzlement or conversion by the executive of the company’s or any affiliate’s property in connection with the executive’s employment with the company or an affiliate, (ii) any willful act or omission constituting a material breach by the executive of a fiduciary duty, (iii) a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the company or any affiliate, whether for his personal benefit or in connection with his duties for the company or an affiliate, (iv) the conviction (or plea of no contest) of the executive for any felony, (v) material failure or refusal to perform his job duties in accordance with company policies (other than resulting from the executive’s disability as defined by company policies), or (vi) a material violation of company policy that causes material harm to the company or an affiliate.

A “change of control” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires, directly or indirectly, whether in a single transaction or a series of related transactions, more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires, directly or indirectly, during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) a sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the company; or (v) there occurs a liquidation or dissolution of the company that is approved by a majority of the company’s shareholders. This definition of change of control complies with Section 409A except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A).

“Good Reason” under our ESP, SERP, AIP and stock incentive plans is defined as: (a) in the case of a voluntary termination of employment by an executive preceding or more than two years following a change of control: (i) a material diminution in the executive’s job authority, responsibilities or duties; (ii) a material diminution of the executive’s base salary; (iii) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services; (b) in the case of a voluntary termination of employment by an executive upon or within two years following a change of control: (i) a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the executive; (ii) a reduction in the executive’s annual base salary; (iii) a reduction in the aggregate value of the executive’s annual base salary and AIP target bonus opportunity; (iv) a material reduction in the executive’s retirement or supplemental retirement benefits; (v) an involuntary and material change in the geographic location of the workplace at which the executive must perform services; or (vi) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services.

66	Tenet 2015 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Options normally are exercisable at the rate of one-third per year beginning one year from the date of grant and generally expire within a period of no more than 10 years from the date of grant. Most of our restricted stock unit grants vest over a three-year period, although certain special retention awards contain longer vesting periods.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2014.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,984,149	$24.42		5,517,200	(1)
Equity compensation plans not approved by security holders(2)	79,095	—	(3)	-0-
Total	2,063,244			5,517,200
(1)

Includes 258,875 shares remaining for issuance pursuant to the Tenth Amended and Restated 1995 Employee Stock Purchase Plan and 5,258,325 shares remaining for issuance under the 2008 Stock Incentive Plan. All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights continue to reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.65 shares for each share subject to such awards. On February 25, 2015, 1,386,708 restricted stock units were granted from available shares under the 2008 Stock Incentive Plan as part of our annual equity compensation process, leaving 2,970,257 shares available for grant under the 2008 Stock Incentive Plan as of that date.

(2)

Consists of deferred compensation invested in 79,095 stock units under our deferred compensation plans payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans is contained in “Deferred Compensation Plans” beginning on page 60.

(3)	No exercise price is applicable to the stock units under our deferred compensation plans.

Tenet 2015 Proxy Statement	67

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers and our directors and executive officers as a group, as of March 11, 2015. No director or current executive officer has pledged any shares of our common stock.

	Shares Beneficially Owned(1)
Name	Shares of Common Stock(2)		Options Exercisable on or Before May 10, 2015	Percent of Class as of March 11, 2015
Audrey Andrews	12,145		-0-	*
Daniel J. Cancelmi	104,695		25,000	*
Trevor Fetter	932,603	(3)	1,105,238	2.1%
Brenda J. Gaines	67,770	(4)	-0-	*
Karen M. Garrison	67,154	(5)	-0-	*
Edward A. Kangas	54,756	(6)	-0-	*
J. Robert Kerrey	10,066	(7)	-0-	*
Freda C. Lewis-Hall	2,608	(8)	-0-	*
Richard R. Pettingill	92,895	(9)	-0-	*
Keith B. Pitts	58,106		-0-	*
Britt T. Reynolds	50,935		56,500	*
Ronald A. Rittenmeyer	26,811	(10)	-0-	*
Tammy Romo	-0-		-0-	*
James A. Unruh	60,586	(11)	-0-	*
Executive officers and directors as a group (14 persons)	1,541,130		1,186,738	2.8%
*	Less than 1%.

(1)

Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned. Where applicable, the number of shares in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

(2)

As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include restricted stock units granted under the terms of our stock incentive plans. These restricted stock units are settled in shares of our common stock upon termination of service in the case of restricted stock units awarded prior to May 2007 and within 60 days of the earlier of the third anniversary of the date of grant and termination of service, in the case of awards beginning in May 2007 (unless deferred under the Special RSU Deferral Plan).

(3)

Includes 2,550 shares held by Mr. Fetter’s spouse and 4,699 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans.

(4)	Includes 2,500 shares held in trust and 28,497 restricted stock units granted under our stock incentive plans.

(5)	Includes 28,497 restricted stock units granted under our stock incentive plans.

(6)	Includes 28,099 restricted stock units granted under our stock incentive plans.

(7)	Represents 10,066 restricted stock units granted under our stock incentive plans.

68	Tenet 2015 Proxy Statement

SECURITIES OWNERSHIP (CONTINUED)

(8)	Represents 2,608 restricted stock units granted under our stock incentive plans.

(9)

Includes 22,730 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 46,242 restricted stock units granted under our stock incentive plans.

(10)	Includes 19,352 restricted stock units granted under our stock incentive plans.

(11)

Includes 314 stock units representing the value of Mr. Unruh’s deferred compensation invested in stock units at his election under the terms of our deferred compensation plans and 25,908 restricted stock units granted under our stock incentive plans.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned		Percent of Class as of March 11, 2015
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	13,812,831	(1)	13.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,199,206	(2)	7.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,996,943	(3)	7.1%
Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago IL 60606	6,036,077	(4)	6.1%
(1)

Based on a Schedule 13G/A filed with the SEC on February 14, 2014 by Glenview Capital Management, LLC, and its named subsidiaries and affiliates, and Lawrence M. Robbins, as of December 31, 2013. The group reported shared voting and investment power with respect to all of the shares indicated above.

(2)

Based on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, Inc., on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2014. The group reported sole voting power with respect to 140,729 of the shares indicated above, sole investment power with respect to 7,067,127 of the shares indicated above and shared investment power with respect to 132,079 of the shares indicated above.

(3)

Based on a Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc. on behalf of itself and its named subsidiaries and affiliates, as of December 31, 2014. The group reported sole voting power with respect to 6,415,902 of the shares indicated above and sole investment power with respect to all of the shares indicated above.

(4)

Based on a Schedule 13G/A filed with the SEC by Harris Associates L.P. (“Harris”) on February 11, 2015, along with its general partner Harris Associates, Inc. (“HAI”), as of December 31, 2014. Harris and HAI reported sole voting and investment power with respect to 4,872,669 of the shares indicated above.

Tenet 2015 Proxy Statement	69

PROPOSAL 2–ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 31, we have designed our executive compensation program to align the interests of our Named Executive Officers with shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term performance goals.

We urge you to read the “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 51 through 66, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving the goals of our executive compensation program and that the compensation of our Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act of 1934, adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the company’s 2015 Annual Meeting of Shareholders.”

This resolution, commonly referred to as a “say-on-pay” resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless marked to the contrary, proxies will be voted FOR the approval of the advisory resolution on the company’s executive compensation.

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution to approve executive compensation.

70	Tenet 2015 Proxy Statement

PROPOSAL 3–RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the company’s independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accountants for the year ending December 31, 2015. Deloitte has been retained as the company’s independent auditor since 2007. Deloitte is familiar with our operations, and the Audit Committee is satisfied with Deloitte’s reputation in the auditing field, its personnel, its professional qualifications and its independence. The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent audit firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chair are involved in the selection of Deloitte’s new lead engagement partner. The members of the Audit Committee believe that the continued retention of Deloitte to serve as the company’s independent auditor is in the best interests of the company and its shareholders.

Deloitte representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

We are submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte. Even if the selection is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the company and its shareholders. Unless marked to the contrary, proxies will be voted FOR the ratification of the selection of Deloitte as our independent registered public accountants.

The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

Tenet 2015 Proxy Statement	71

OTHER INFORMATION

Date for Receipt of Shareholder Proposals

Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year’s Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on November 28, 2015. Proposals should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

Other Shareholder Business for Presentation at Next Year’s Annual Meeting. Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC’s Rule 14a-8) must give us written notice between January 8, 2016 and February 7, 2016, unless the 2016 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2015 annual meeting, in which case notice must be received not later than the close of business on the tenth day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com (follow the For Investors and Corporate Governance links), and any applicable law. Any such business should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Other than as disclosed below, to our knowledge, during 2014 all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers. Our director J. Robert Kerrey did not timely file a Form 4 to report the sale in March 2014 of 3,358 shares of our common stock that were exchanged as part of a certificate exchange program initiated following the company’s one-for-four reverse stock split in October 2012. A report was subsequently filed by Mr. Kerrey to report the transaction.

Annual Report on Form 10-K

We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

72	Tenet 2015 Proxy Statement

APPENDIX A RECONCILIATION OF ADJUSTED EBITDA

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP term, is defined by the company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, net of tax, (2) net loss (income) attributable to noncontrolling interests, (3) preferred stock dividends, (4) income (loss) from discontinued operations, net of tax, (5) income tax benefit (expense), (6) investment earnings (loss), (7) gain (loss) from early extinguishment of debt, (8) net gain (loss) on sales of investments, (9) interest expense, (10) litigation and investigation (costs) benefit, net of insurance recoveries, (11) hurricane insurance recoveries, net of costs, (12) impairment and restructuring charges and acquisition-related costs, and (13) depreciation and amortization. The company’s adjusted EBITDA may not be comparable to EBITDA reported by other companies.

The company provides this information as a supplement to GAAP information to assist itself and investors in understanding the impact of various items on its financial statements, some of which are recurring or involve cash payments. The company uses this information in its analysis of the performance of its business excluding items that it does not consider as relevant in the performance of its hospitals in continuing operations. In addition, from time to time we use this measure to define certain performance targets under our compensation programs. Adjusted EBITDA is not a measure of liquidity, but is a measure of operating performance that management uses in its business as an alternative to net income (loss) attributable to Tenet Healthcare Corporation common shareholders. Because adjusted EBITDA excludes many items that are included in our financial statements, it does not provide a complete measure of our operating performance. Accordingly, investors are encouraged to use GAAP measures when evaluating the company’s financial performance.

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term to adjusted EBITDA, is set forth in the table below for the twelve months ended December 31, 2014 and 2013.

Reconciliation of Adjusted EBITDA to Net Income Attributable

to Tenet Healthcare Corporation Common Shareholders

(Unaudited)

(Dollars in millions)	Year Ended December 31,
	2014	2013
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$12	$(134)
Less: Net (income) loss attributable to noncontrolling interests	(64)	(30)
Loss from discontinued operations, net of tax	(22)	(11)

Income (loss) from continuing operations	98	(93)
Income tax (expense) benefit	(49)	65
Investment earnings	—	1
Loss from early extinguishment of debt	(24)	(348)
Interest expense	(754)	(474)

Operating income	925	663
Litigation and investigation costs	(25)	(31)
Impairment and restructuring charges, and acquisition-related costs	(153)	(103)
Depreciation and amortization	(849)	(545)

Adjusted EBITDA	$1,952	$1,342

Tenet 2015 Proxy Statement	A-1

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the following nominees:
1. Election of Directors	For	Against	Abstain
1a. Trevor Fetter	☐	☐	☐
1b. Brenda J. Gaines	☐	☐	☐
1c. Karen M. Garrison	☐	☐	☐	1j. James A. Unruh	☐	☐	☐
1d. Edward A. Kangas	☐	☐	☐	The Board of Directors recommends a vote FOR proposals 2 and 3.	For	Against	Abstain
1e. J. Robert Kerrey	☐	☐	☐	2. Proposal to approve, on an advisory basis, the company’s executive compensation.
1f. Freda C. Lewis-Hall	☐	☐	☐		☐	☐	☐
1g. Richard R. Pettingill	☐	☐	☐	3. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2015.	☐	☐	☐
1h. Ronald A. Rittenmeyer	☐	☐	☐
1i. Tammy Romo	☐	☐	☐
For address change/comments, mark here. (see reverse for instructions)			☐

Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

0000237360_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10K is/are available at www.proxyvote.com .

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TENET HEALTHCARE CORPORATION

This proxy is solicited by the Board of Directors

Annual Meeting of Shareholders

May 7, 2015 8:00 AM CDT

The undersigned hereby appoints Trevor Fetter, Audrey T. Andrews, and Paul A. Castanon, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2015, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE LISTED NOMINEES IN ITEM 1 AND VOTED “FOR” ITEMS 2 AND 3.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

0000237360_2 R1.0.0.51160